Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

IDENTIX PUBLIC SECTOR, INC.
a Virginia corporation

IDENTIX INCORPORATED
a Delaware corporation

and

ALION SCIENCE AND TECHNOLOGY CORPORATION
a Delaware corporation

Dated: February 13, 2004

	3.30	Labor Relations	27
	3.31	Board Approval	28
	3.32	Company: Brokers	28
	3.33	Government Contracts	28
	3.34	Defense Articles, Defense Services and Technical Data	33
	3.35	Bank Accounts	33
	3.36	Suppliers and Customers	34
	3.37	Events Subsequent to Most Recent Fiscal Year End	34
	3.38	Intentionally Omitted	36
	3.39	Seller Organization	36
	3.40	Seller Authorization; Corporate Documentation	36
	3.41	Title to the Stock	36
	3.42	Capitalization	36
	3.43	Seller: Binding Agreement	37
	3.44	Seller: No Breach	37
	3.45	Seller Compliance With Laws	37
	3.46	No Other Agreement to Sell	38
	3.47	Seller: Transactions with Certain Persons	38
	3.48	Board Resolutions	38
	3.49	Seller: Brokers	38
	3.50	Disclaimer.	38

4.	REPRESENTATIONS AND WARRANTIES OF BUYER		38

	4.1	Organization	39
	4.2	Corporate Authorization	39
	4.3	Binding Agreement	39
	4.4	Buyer: No Breach	39
	4.5	Brokers	39
	4.6	Board Approval	39
	4.7	Intentionally Omitted.	40
	4.8	Investment Intent	40
	4.9	Litigation	40
	4.10	Buyer Financing	40

5.	COVENANTS		40

	5.1	Noncompetition	40
	5.2	Non-Solicitation by Seller after Closing.	40
	5.3	Non-Solicitation by Buyer.	40
	5.4	Damages	41
	5.5	Reasonable Restraint	41
	5.6	Severability; Reformation	41
	5.7	Materiality	41
	5.8	Confidentiality	41
	5.9	Insurance	42
	5.10	Cost Allowability	42

5.11	Employee Benefits.	42
5.12	Use of Identix Name	43
5.13	Public Announcements	44
5.14	Relocation of Seller's Personnel	44
5.15	License for Software	44
5.15	Post-Closing Receipts; Cash of Company	44
5.17	Email Forwarding	45

6.	CONDITIONS TO BUYER’S OBLIGATIONS		45

7.	CONDITIONS TO COMPANY’S AND SELLER’S OBLIGATIONS		45

8.	CLOSING		45

	8.1	Timing	45

9.	CLOSING DOCUMENT		46

	9.1	Closing Documents to be Delivered by Company and Seller	46
	9.2	Closing Documents to be Delivered by Buyer	48
	9.3	Intentionally Omitted	48
	9.4	Other Closing Documents and Actions	48

10.	INTENTIONALLY OMITTED		48

11.	INDEMNIFICATION		48

	11.1	Indemnification by Seller	48
	11.2	Indemnification by Buyer	49
	11.3	Survival	49
	11.4	Certain Limitations on Indemnification Obligations	50
	11.5	Defense of Claims	51
	11.6	Non-Third Party Claims	51
	11.7	Tax Treatment	52
	11.8	No Right of Contribution	52
	11.9	Mitigation	52
	11.10	Reduction of Liability	52

12.	POST CLOSING MATTERS		52

	12.1	Cooperation	52
	12.2	Litigation Support	53
	12.3	Transition	53

	12.4	Termination of Certain Employees	53
	12.5	Books and Records	53
	12.6	Intentionally Omitted	54
	12.7	Taxes	54

13.	EXPENSES		55

14.	FURTHER ASSURANCES		56

15.	AMENDMENT; BENEFIT AND ASSIGNABILITY		56

16.	NOTICES		56

17.	WAIVER		57

18.	ENTIRE AGREEMENT		57

19.	COUNTERPARTS		57

20.	CONSTRUCTION		57

21.	EXHIBITS AND DISCLOSURE SCHEDULES		57

22.	SEVERABILITY		57

23.	CHOICE OF LAW		57

24.	COUNSEL		58

25.	REMEDIES		58

Exhibit A	Closing Date Balance Sheet and Working Capital Calculation and Category Summary

Exhibit B	Form of Escrow Agreement

Exhibit C	Form of Reseller Agreement

Exhibit D	Form Identix Sublease Agreement

Exhibit E	Form LDS Sublease Agreement

Exhibit F	Form WAMU Sublease Assignment

Exhibit G	Form Master Lease Assignment

Exhibit H	Form Estoppel Certificate

Exhibit I	Identix Support Services Agreement

Exhibit J	LDS Support Services Agreement

Exhibit K	LDS Accounting Services Agreement

Schedule 3.1	Company Organization

Schedule 3.6	Company: No Breach

Schedule 3.7	Permits

Schedule 3.8	Company Compliance with Laws

Schedule 3.9	Title to and Sufficiency of Assets

Schedule 3.10	Condition of Personal Property

Schedule 3.11	Accounts Receivable

Schedule 3.12	Intellectual Property

Schedule 3.13	Contracts

Schedule 3.14	Litigation

Schedule 3.15	Financial Statements

Schedule 3.16	Liabilities

v

Schedule 3.17	Tax Matters

Schedule 3.19	Employee Benefit Plans; ERISA

Schedule 3.20	Insurance

Schedule 3.21	Environmental Matters

Schedule 3.22	Real Estate

Schedule 3.24	Company Transactions with Certain Persons

Schedule 3.26	No Affiliates

Schedule 3.27	Employees and Contractors

Schedule 3.28	Organizational Conflicts of Interest

Schedule 3.29	Government Audits

Schedule 3.30	Labor Relations

Schedule 3.32	Company: Brokers

Schedule 3.33	Government Contracts

Schedule 3.35	Bank Accounts

Schedule 3.36	Suppliers and Customers

Schedule 3.37	Events Subsequent to Most Recent Fiscal Year End

Schedule 3.44	Seller: No Breach

Schedule 3.45	Seller Compliance with Laws

Schedule 3.47	Seller: Transactions with Certain Persons

Schedule 3.49	Seller: Brokers

Schedule 4.4	Buyer: No Breach

Schedule 5.10	Cost Allowability

Schedule 12.4	Terminated Employees

STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 13th day of February, 2004, by and among ALION SCIENCE AND TECHNOLOGY CORPORATION, a Delaware corporation (“Buyer”), IDENTIX PUBLIC SECTOR, INC., a Virginia corporation (“Company”), and IDENTIX INCORPORATED, a Delaware corporation (“Seller”).

RECITALS

     A. Seller owns all of the issued and outstanding capital stock of Company, consisting of 100 shares of common stock, $0.10 par value per share (the “Common Stock”). All of the Common Stock issued and outstanding as of the Closing (as defined below) is referred to as the “Stock.”

     B. Seller desires to sell and convey the Stock to Buyer, and Buyer desires to purchase the Stock from Seller, upon the terms and conditions set forth in this Agreement.

     C. All references to the business of Company conducted prior to the date of this Agreement shall exclude Legislative Demographic Services, Inc. (“LDS”), a Delaware corporation and a wholly owned subsidiary of Seller which was sold to Seller by Company on January 30, 2004, and the business conducted by LDS.

AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. DEFINITIONS. As used in this Agreement, the following terms will have the respective meanings set forth below:

     “Additional Amount” shall have the meaning set forth in Section 2.1(e) hereof.

     “Affiliate” of an entity means any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such entity. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

     “Affiliated Group” shall have the meaning set forth in the Code.

     “Arbiter” has the meaning set forth in Section 2.4(b) hereof.

     “Assets” means all cash and cash equivalents, marketable securities and Personal Property of Company, all Contracts, Leases and Property Warranties to which Company is a party, all Permits held by Company, all Intellectual Property and all other assets of Company as of the date of this Agreement and as of the Closing Date.

     “Assignment of Master Lease” shall have the meaning set forth in Section 9.1 hereof.

     “Benefit Plan” shall have the meaning set forth in Section 3.19(a) hereof.

     “Buyer” shall have the meaning set forth in the Preamble to this Agreement.

     “Buyer Parties” shall have the meaning set forth in Section 11.1 hereof.

     “Cap Amount” shall have the meaning set forth in Section 11.4(b) hereof.

     “Cash Purchase Price” shall have the meaning set forth in Section 2.1(a) hereof.

     “Closing” shall have the meaning set forth in Section 2.2 hereof.

     “Closing Date” shall have the meaning set forth in Section 2.2 hereof.

     “Closing Date Balance Sheet” shall have the meaning set forth in Section 2.4(b) hereof.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Common Stock” shall have the meaning set forth in the Recitals to this Agreement.

     “Company” shall have the meaning set forth in the Preamble to this Agreement.

     “Company Balance Sheet” shall have the meaning set forth in Section 3.15 hereof.

     “Contracts” means all items listed on Schedule 3.13, Schedule 3.22 and Schedule 3.33 and all other contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), to which Company is a party or which are binding upon Company or the Assets, and which are in effect on the date hereof.

     “Copyrights” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

     “DCAA” means the Defense Contract Audit Agency of the United States Government.

     “Deductible Amount” shall have the meaning set forth in Section 11.4(a).

     “Disclosure Schedules” means the disclosure schedules prepared by Seller and Company and delivered to Buyer, which disclosure schedules are attached to this Agreement as of the date hereof and constitute a part hereof.

     “Employee Welfare Benefit Plan” shall have the meaning set forth in Section 3(1) of ERISA.

     “Environmental Condition” means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by Company or any other Person. With respect to claims by employees or other third parties, Environmental Condition shall also include the exposure of persons to amounts of Hazardous Materials.

     “Environmental Laws” means any federal, state, or local Law relating to natural resources, pollution, protection of human health or the environment, or actual or threatened releases, discharges, or emissions into the environment or within structures.

     “Effective Time” shall have the meaning set forth in Section 8.1 hereof.

     “ERISA” shall have the meaning set forth in Section 3.8 hereof.

     “Escrow Agent” shall have the meaning set forth in Section 2.1(e) hereof.

     “Escrow Agreement” shall have the meaning set forth in Section 2.1(e) hereof.

     “Estoppel Certificate” shall have the meaning set forth in Section 9.1 hereof.

     “Financial Statements” shall have the meaning set forth in Section 3.15 hereof.

     “Form 8023” shall have the meaning set forth in Section 2.5 hereof.

     “GAAP” means generally accepted accounting principles in the United States of America as consistently applied by Seller.

     “Government” means the government of the United States of America, its agencies and instrumentalities, or the government of any state or municipality.

     “Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body having jurisdiction over a specified matter and/or Person.

     “Government Bid” means any offer made by Company prior to the Closing Date which, if accepted, would result in a Government Contract.

     “Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, that are currently active in performance or that had been active in performance at any time in the five (5) year period prior to the Closing Date, between Company, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

     “Hazardous Materials” means any substance, material, liquid or gas defined or designated as hazardous or toxic (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability, under any Environmental Law, including, without limitation, petroleum products and friable materials containing more than one percent (1.0%) asbestos by weight.

     “Identix Sublease Agreement” shall have the meaning set forth in Section 9.1 hereof.

     “Identix Support Services Agreement” shall have the meaning set forth in Section 9.1 hereof.

     “Improvements” means all leasehold improvements and fixtures located on the Leased Premises.

     “Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world, in each case, to the extent owned by or licensed to Company: (i) patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled) (collectively, “Patents”); (ii) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration thereof (collectively, “Trademarks”), but excluding the names “Identix” and “Anadac” and any designs, logos or other items described herein which are associated with such names; (iii) copyrights, including all renewals and extensions, copyright registrations and applications for registration, and non-registered copyrights (collectively, “Copyrights”); (iv) trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection) (collectively, “Trade Secrets”); (v) computer software programs, including all source code, object code, and documentation related thereto (“Software”); and (vi) all licenses, and sublicenses, and other agreements or permissions related to the preceding property.

     “Intercompany Accounts Payable” means the following categories of accounts payable in connection with Company’s general ledger account for intercompany charges (#2601-000), which account serves as a clearing account for all monies due to Seller for various services, products and allocations associated with Company’s business:

          (a) Security Deposits: relate to Seller’s cash deposits in the Silicon Valley Bank account that have been made on behalf of Company’s business (including BECO 50 West security deposit);

          (b) Corporate Information Services Allocation: include, without limitation, help desk services, network lines, computer depreciation, PBX phone leases and expense, network software, server software and hardware related to the corporate consolidated Information Technology infrastructure costs to support Seller’s “internal” and “external internet” networks (based on a per person allocation);

          (c) Insurance: relates to the insurance policies, including, without limitation, monthly Blue Cross Blue Shield (actual Company cost), CNA insurance, general liability insurance and workers compensation insurance, that are held at the Seller level and directly support Company’s business; and

          (d) Other: relates to the general intercompany clearing account for any charges that Seller incurs which are directly attributable to Company’s business (e.g., relocation services are provided through the corporate policy and actual charges are invoiced to Company through the intercompany account). The current “Other” balance is comprised of the quarterly 401K match for the second quarter of fiscal 2004, relocation expenses for Jeff Peters, corporate credit card expenses for Mary Bentley, the allocation of the “Identix Saleforce.com” license for Company employees and Sentinent software charges that were incorrectly billed to Seller.

     “Intercompany Note Payable” shall mean the undocumented note payable by Company to Seller for prior period working capital requirements, in the original principal amount of One Million Nine Hundred Twenty-Five Thousand Dollars ($1,925,000), which note will be cancelled prior to the Closing.

     “Intercompany Note Receivable” shall mean the undocumented note payable by LDS to Company for prior period working capital requirements in the original principal amount of Two Million Seventy-Five Thousand Dollars ($2,075,000).

     “Intercompany Trade Payables” means reseller trade payables associated with the sales of Seller’s products made through the IT70 Contract (with respect to which there is a corresponding trade accounts receivable to the end customer on the Company Balance Sheet or the Closing Date Balance Sheet).

     “IRS” means Internal Revenue Service.

     “Knowledge of Company,” “Company’s Knowledge,” or words of similar import shall mean the actual knowledge of Linda Howard, Lee Plumb, Michele Archibald, Paul Szmurlo, Don Maedche, Jessica Hispiche, Don Wallace and Alan McCall.

     “Knowledge of Seller,” “Seller’s Knowledge,” or words of similar import shall mean the actual knowledge of Seller’s General Counsel and Seller’s interim Chief Financial Officer.

     “Laws” shall have the meaning set forth in Section 3.6 hereof.

     “LDS” shall have the meaning set forth in the Recitals to this Agreement.

     “LDS Accounting Services Agreement” shall have the meaning set forth in Section 9.1 hereof.

     “LDS Sublease Agreement” shall have the meaning set forth in Section 9.1 hereof.

     “LDS Support Services Agreement” shall have the meaning set forth in Section 9.1 hereof.

     “Leases” shall have the meaning set forth in Section 3.22(a) hereof.

     “Leased Premises” shall have the meaning set forth in Section 3.22(a) hereof.

     “Liability” means any liability, obligation or commitment of any nature (whether absolute, accrued, contingent, or otherwise, whether matured or unmatured, and whether due or to become due).

     “Liens” means all mortgages, deeds of trust, collateral assignments, security interests, UCC financing statements, conditional or other sales agreements, liens, pledges, hypothecations, and other encumbrances on or ownership interests in the Assets or the Stock, as applicable.

     “Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

     “Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of such Person taken as a whole, provided, however, that the term “Material Adverse Effect” shall not include any change in, or effect on, Company directly or indirectly arising out of or attributable to (a) any change in a Law, (b) changes or effects that generally affect the industry in which Company operates (which changes do not disproportionately affect Company in any material respect) (c) changes in general economic, regulatory or political conditions, including terrorism events, the escalation of any war whether declared or undeclared or other hostilities (which changes do not disproportionately affect Company in any material respect) or (d) changes arising out of, or attributable to, the announcement or pendency of the transactions contemplated by this Agreement or the identity of Buyer.

     “Notices” shall have the meaning set forth in Section 16 hereof.

     “Ordinary Course of Business” means the ordinary course of the business of Company consistent with past custom and practice (including with respect to quantity and frequency), excluding the business and operations of LDS.

     “Patents” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

     “Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, certificates, or orders of, any Governmental Authority or any other Person, required for Company to own the Assets or conduct Company’s business as is now being conducted.

     “Permitted Liens” means (i) Liens for Taxes or governmental charges or claims not yet due and payable, (ii) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business for sums not yet due and payable, (iii) Liens such as easements, rights-of-way, restrictions and other similar charges, (iv) Liens that do not interfere with the use of the properties or Assets by Company and which do not impair the value of such properties or Assets, and (v) Liens set forth on Schedule 3.9.

     “Permitted Use” shall have the meaning set forth in Section 12.5 hereof.

     “Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, group, Governmental Authority, and any other person or entity.

     “Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property which are owned or leased by Company, including, without limitation, the Personal Property identified on Schedule 3.10.

     “Property Warranties” means all of Company’s rights under any manufacturers’, vendors’ or other warranties relating to the Assets.

     “Purchase Price” shall have the meaning set forth in Section 2.1(a) hereof.

     “Purchase Price Adjustment” shall mean the adjustment to the Purchase Price determined and payable according to Section 2.4 hereof.

     “Regulations” means the United States treasury regulations promulgated under the Code.

     “Rehired Employees” shall have the meaning set forth in Section 5.11(a) hereof.

     “Representative” means, as to any Person, such Person’s Affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants) and direct and indirect controlling persons.

     “Reseller Agreement” shall have the meaning set forth in Section 9.1 hereof.

     “Resigning Employees” shall have the meaning set forth in Section 2.6 hereof.

     “Section 338 Election” shall have the meaning set forth in Section 2.5 hereof.

     “Seller” shall have the meaning set forth in the Preamble to this Agreement.

     “Seller Parties” shall have the meaning set forth in Section 11.2 hereof.

     “Software” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

     “Stock” shall have the meaning set forth in the Recitals to this Agreement.

     “Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; it being understood that the foregoing will include any transferee or secondary liability for a Tax and any liability assumed or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar contract or arrangement.

     “Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information, and including, without limitation, IRS Form 8883 and any analogous form under state or local Law) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of Company or any Affiliates of Company other than Seller or the administration of any Laws or administrative requirements relating to any Taxes.

     “Tax Sharing Agreements” shall have the meaning set forth in Section 3.17(f) hereof.

     “Terminated Employees” shall have the meaning set forth in Section 12.4 hereof.

     “Trademarks” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

     “Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

     “Transaction Documents” means this Agreement and each agreement, instrument or document attached hereto as an exhibit and the other agreements, certificates and instruments to be executed by any of the parties hereto in connection with or pursuant to this Agreement.

     “WAMU Sublease Assignment” shall have the meaning set forth in Section 9.1 hereof.

     “Working Capital” means the difference (whether positive or negative) of (a) the current assets of Company as of the Closing Date, minus (b) the current liabilities of Company as of the Closing Date, in each case as determined in the same manner in which the Company’s working capital as of October 31, 2003 was calculated. (For purposes of clarification, Exhibit A attached hereto includes a working capital calculation and category summary for the Company as of October 31, 2003.) For purposes of such Agreement: (1) “current assets” shall exclude (i) any cash remaining on the balance sheet as of the Closing Date, (ii) all intercompany notes receivable from Seller, LDS or any other Affiliate of Seller, including the Intercompany Note Receivable, and (iii) all other intercompany accounts receivable from Seller, LDS or any other Affiliate of Seller, and (2) “current liabilities” shall exclude the “home office allocation” portion of the intercompany payables and the Intercompany Note Payable.

     2. PURCHASE PRICE.

          2.1 Purchase and Sale of the Stock. Upon all of the terms and subject to all of the conditions of this Agreement, Seller hereby sells, transfers, assigns and conveys to Buyer, and Buyer hereby purchases and accepts from Seller, the Stock. In full payment for the Stock, Buyer shall pay:

               (a) concurrent with the execution of this Agreement, the amount of Eight Million Dollars ($8,000,000), in the form of a cashier’s check or certified check made payable to Seller (the “Cash Purchase Price” and, as such Cash Purchase Price may be adjusted by the Purchase Price Adjustment and may be increased by the Additional Amount, and collectively with the Intercompany Accounts Payable, the “Purchase Price”);

               (b) the Purchase Price Adjustment, if any, payable pursuant to Section 2.4(c)(ii);

               (c) an amount equal to the Intercompany Accounts Payable as follows:

                    (i) concurrent with the execution of this Agreement, the amount of Eight Hundred Fifty Thousand Dollars ($850,000) in partial payment of the Intercompany Accounts Payables, in the form of a cashier’s check or certified check made payable to Seller, and

                    (ii) the remaining balance of the Intercompany Accounts Payable, as set forth on the Closing Date Balance Sheet, shall be paid in four (4) equal monthly installments beginning on the last day of March 2004 and continuing on the last day of each month thereafter, to and including June 30, 2004 (unless any such date is not a business day, in which case the payment to be made on such date shall be made on the next succeeding business day), in cash by wire transfer of immediately available funds to an account or accounts designated in advance in writing by Seller; provided, however, that if the parties have not agreed upon the Closing Date Balance Sheet as of March 31, 2004 and have submitted such item to an Arbiter for final determination, the first installment will be due two (2) business days following such final determination;

               (d) within three (3) business days following receipt, from time to time, of a payment by a trade debtor, each of the Intercompany Trade Payables, in cash by wire transfer of immediately available funds to an account or accounts designated in advance in writing by Seller. Concurrent with the payment of an Intercompany Trade Payable, Buyer will provide written notice to Seller of such payment and prepare and deliver to Seller an invoice/receipt detailing receipt of payment from a trade debtor; and

               (e) concurrent with the execution of this Agreement, the amount of Five Hundred Thousand Dollars ($500,000) (the “Additional Amount”), in the form of a cashier’s check or certified check to be deposited in an escrow account held by J.P. Morgan Trust Company, National Association (the “Escrow Agent”), which amount, plus accrued interest and earnings thereon, will be released pursuant to the terms of the Escrow Agreement among Buyer, Seller and the Escrow Agent attached hereto as Exhibit B (the “Escrow Agreement”).

          2.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (and shall be deemed by the parties to have taken place for legal purposes) at 8:00 a.m. E.S.T. on the date hereof, in the manner described in this Agreement and as otherwise agreed to in writing by the parties (the “Closing Date”). Notwithstanding the foregoing, the consummation of the transaction contemplated by the this Agreement, solely for tax and accounting purposes, shall be governed by Section 8.1 hereof. At the Closing, (i) the various certificates, instruments, and documents referred to in Section 9.1 below, (ii) the various certificates, instruments, and documents referred to in Section 9.2 below, and (iii) the Cash Purchase Price, that portion of the Intercompany Accounts Payable described in Section 2.1(c)(i) hereof and the Additional Amount will each be delivered and/or paid in accordance with the terms of this Agreement.

          2.3 Intentionally Omitted.

          2.4 Adjustment to Purchase Price.

               (a) As promptly as practicable, but no later than fifteen (15) days after the Closing Date, Seller will prepare and deliver to Buyer a balance sheet of Company as of the close of business on the Closing Date, prepared in the same manner in which the Company’s balance sheet as of October 31, 2003 was calculated, and with the cooperation of Buyer and the assistance of certain of Buyer’s employees. (For purposes of clarification, Exhibit A attached hereto includes the balance sheet of the Company and category summary as of October 31, 2003.)

               (b) If Buyer disputes any items on such Closing Date balance sheet, Buyer will, within fifteen (15) days after the receipt of such balance sheet, deliver written notice to Seller of any objections thereto, which written notice shall specify the rationale for such disagreement and the matters in dispute, and the parties will attempt in good faith to reach an agreement as to any matters in dispute. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve all matters in dispute within fifteen (15) days after Buyer advises Seller of its objections, then any remaining disputed matters will be finally and conclusively determined in accordance solely and exclusively with this Agreement, by an independent auditing firm of recognized national standing (the “Arbiter”) selected by Buyer and Seller, which firm will not be the regular auditing firm of Buyer, Seller or Company. Promptly, but not later than ten (10) days after its acceptance of its appointment, the Arbiter will determine (based solely on written presentations by and a review of the working papers of Seller, Buyer and their respective independent accountants and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting balance sheet of Company as of the Closing Date (in either case, whether determined by the parties without involvement of the Arbiter as required by this subsection (b) or whether determined by such Arbiter in accordance with this subsection (b), the “Closing Date Balance Sheet”), which report will be conclusive and binding upon the parties. The fees and expenses of the Arbiter will be borne 50% by Buyer and 50% by Seller.

               (c) In the event that the amount of the Working Capital, as finally determined based on the Closing Date Balance Sheet, is (i) less than $1,408,883, Seller shall pay to Buyer the amount of such shortfall in cash within five (5) days after final determination of such amount in accordance with this Section 2, by wire transfer of immediately available funds to an account designated by Buyer or (ii) greater than $1,721,969, Buyer shall pay to Seller the amount of such excess in cash within five (5) days after final determination of such amount in accordance with this Section 2, by wire transfer of immediately available funds to an account designated by Seller.

               (d) The Purchase Price shall also be reduced dollar-for-dollar by the balance, if any, of the Intercompany Note Payable plus any other liabilities shown on the Closing Date Balance Sheet which are not taken into account in connection with the calculation of Working Capital; provided, however, that the Purchase Price shall not be reduced by the balance, if any, of any of the long term liabilities described on Schedule 3.15 hereof that are shown on the Closing Date Balance Sheet. Seller shall pay to Buyer the amount of such reduction in cash within five (5) days after final determination of such amount in accordance with this Section 2, by wire transfer of immediately available funds to an account designated by Buyer.

               (e) For purposes of complying with the terms set forth herein, each party will cooperate with and make available to the other party and its independent accountants and representatives all information, records, data and independent accountants’ working papers, and will permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Date Balance Sheet (and each of the components thereof, including without limitation, Working Capital) and the resolution of any disputes thereunder.

          2.5 Section 338(h)(10) Election. Seller and Buyer hereby covenant and agree to validly elect under Section 338(h)(10) of the Code, and under any analogous provision of state or local Law (each such election, a “Section 338 Election”) to treat the purchase of the Stock as a purchase of assets solely for income tax purposes as provided under the Code. Within ninety (90) days after Closing, Company and Seller shall deliver to Buyer an IRS Form 8023 executed by Seller (“Form 8023”) and Seller shall cooperate with Buyer to take all actions necessary and appropriate (including filing such additional forms, returns, elections schedules and other documents as may be required) to effect and preserve a timely election, in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)(1).

          2.6 Payments. Seller shall pay all fees, commissions and charges of any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or Seller. Seller shall pay, on or before the Closing Date, all amounts payable for legal, accounting and other fees and expenses related to the transactions contemplated by this Agreement due by or on behalf of Company, except to the extent included as a liability or reserve on the Closing Date Balance Sheet (and thus taken into account in connection with the calculation of Working Capital), in which case, Company shall retain such liabilities and pay such amounts. Subject to Buyer’s reimbursement obligation with respect to certain “Resigning Employees” (defined below) pursuant to Section 5.11(g) hereof, Seller shall pay, or shall cause Company to pay, on or before Closing (or following the Closing if paid by Seller or deducted from Working Capital in connection with the calculation of the Purchase Price Adjustment in accordance with Section 2.4 above), any accrued and unused vacation pay or sick leave and severance payments or other bonus due to all Terminated Employees and to all employees who voluntarily cease their employment effective as of or prior to the Closing Date (“Resigning Employees”). For purposes of this Agreement, any employees of Company who voluntarily cease their employment effective as of a date which is after the Closing Date shall not be deemed to constitute “Resigning Employees,” and any accrued and unused vacation pay or sick leave or severance payments or other bonus due to such employees shall be the responsibility of Buyer and/or the Company following the Closing.

          2.7 Additional Amount. If, with respect to Company’s “NAVSEA CIO” Government Contract, Contract No. GS-35F-0494J, CIO SEALOG Task Number N65538-04-F-0017 (the “NAVSEA CIO Task Order”), (i) there is issued an “RFP,” “RFQ,” “IFB” or any other method of solicitation to fulfill any of the requirements being fulfilled by Company under such NAVSEA CIO Task Order (a “Solicitation”), which Solicitation calls for services following completion or termination of such NAVSEA CIO Task Order, (ii) Buyer (including any of its Affiliates) and/or Company have an opportunity to compete or bid for the services sought by such Solicitation (unless Buyer (including its Affiliates) or Company are ineligible to have an opportunity to bid or compete for the Solicitation due to debarment and suspension, in which case this clause (ii) shall not be applicable) and (iii) and a contract under such Solicitation is issued or awarded within nine (9) months after completion or termination of the existing NAVSEA CIO Task Order, whether or not to Company, Buyer or any of Buyer’s other Affiliates in connection with such Solicitation, then, upon written notice to the Additional Amount Escrow Agent signed by Buyer and Seller, the Additional Amount plus accrued interest and earnings thereon shall thereupon promptly be released to Seller in accordance with the terms of the Escrow Agreement. In the event that any of the foregoing conditions (including condition (ii) above, if applicable) is not satisfied, then, upon written notice to the Additional Amount Escrow Agent signed by Buyer and Seller, the Additional Amount plus accrued interest and earnings thereon shall thereupon promptly be released to Buyer in accordance with the terms of the Escrow Agreement. Notwithstanding the foregoing, in the event that the Government has unilaterally extended or added on to the existing contract, such that the scope of work encompasses all or substantially all of the legacy work effort under the NAVSEA CIO Task Order, upon written notice to the Additional Amount Escrow Agent signed by Buyer and Seller, the Additional Amount plus accrued interest and earnings thereon shall thereupon promptly be released to Seller in accordance with the terms of the Escrow Agreement.

     3. REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLER. Company represents and warrants to Buyer the following matters contained in Sections 3.1 through and including 3.18, Sections 3.20 through and including 3.37 and Section 3.50. Seller represents and warrants to Buyer the following matters contained in Sections 3.17, 3.19 and Sections 3.39 through and including 3.50. These representations and warranties, and the information in the Disclosure Schedules referenced therein, are true and correct as of the date of this Agreement.

          3.1 Company Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on Company. Company has full power and authority to own, lease and operate its property and to carry on its business as now conducted. The address of Company’s principal office and all of Company’s additional places of business are listed on Schedule 3.1. Except as set forth on Schedule 3.1, during the past five (5) years, Company has not been known by or used any corporate, fictitious or other name in the conduct of Company’s business or in connection with the use or operation of the Assets.

          3.2 Company Authorization; Corporate Documentation.

               (a) Company has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the other Transaction Documents by Company, and Company’s consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate or other action of Company.

               (b) The copies of the Articles of Incorporation of Company and all amendments thereto, as certified by the State Corporation Commission of the Commonwealth of Virginia, and the Bylaws of Company, as amended to date and certified by its corporate secretary, copies of which have heretofore been delivered to Buyer, are true, complete and correct copies of the Articles of Incorporation and Bylaws of Company, as amended through and in effect on the date hereof and as of the Closing Date.

               (c) The minute books and records of the corporate proceedings of Company, copies of which have been delivered to Buyer and originals of which will be delivered to Buyer on the Closing Date, are all of the minute books and records of the corporate proceedings of Company Known by Seller or Company to exist. There have been no changes, alterations or additions to such minute books and records on or prior to the Closing Date that have not been furnished to Buyer.

          3.3 Intentionally Omitted.

          3.4 Intentionally Omitted.

          3.5 Company Binding Agreement. This Agreement has been duly executed and delivered by Company to Buyer, and constitutes the legal, valid and binding agreement of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Upon execution and delivery at the Closing by Company, each other Transaction Document to which Company is, or is specified to be, a party, will be duly and validly executed and delivered by Company to Buyer on the Closing Date, and will constitute Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

          3.6 Company: No Breach. Except as set forth on Schedule 3.6, the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Company do not and will not (a) violate or conflict with Company’s Articles of Incorporation or Bylaws, or, to the Knowledge of Company, any law, statute, rule, regulation, ordinance, code, writ, injunction, decree, judgment or order (collectively, “Laws”), directive, settlement, permit or license of any Governmental Authority to which Company, the Stock or the Assets are subject, or by which Company, the Stock or Assets may be bound, (b) (with or without giving notice or the lapse of time or both) breach or conflict with, constitute or create a default, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which Company is a party or by which Company, the Stock or the Assets may be bound, (c) result in the imposition of a Lien on the Stock or the Assets or (d) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or third party.

          3.7 Permits. Company owns or possesses all right, title and interest in all Permits required to own the Assets and conduct Company’s business as now being conducted and as presently proposed to be conducted, except to the extent that the failure to own or possess a Permit would not be reasonably expected to have a Material Adverse Effect on Company. All Permits of Company are listed on Schedule 3.7 and are valid and in full force and effect. No loss or expiration of any Permit is pending or, to Company’s Knowledge, threatened or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.

          3.8 Company Compliance With Laws. Except as set forth in Schedule 3.8, Company has complied with all Laws of any Governmental Authority applicable to Company, the Stock, Company’s business and the Assets, except where failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on Company. Specifically, but without limitation, Company has, in the conduct of Company’s business, complied, except where failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on Company, with all applicable Laws relating to the employment of labor, including those concerning wages, hours, equal employment opportunity, pension and welfare benefit plans (including the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”)), and the payment of Social Security and similar taxes, and Company is not liable for any arrearages of wages or any tax penalties due to any failure to comply with any of the foregoing. Except as set forth in Schedule 3.8, Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement other than the (x) notices, filings, authorizations, consents and approvals of such character that failure to give or obtain when applicable would not reasonably be expected to have a Material Adverse Effect on Company or affect the validity of this Agreement or prevent the consummation of the transactions contemplated hereby and (y) notices, filings, authorizations, consents and approvals which have been made, given or obtained.

          3.9 Title to and Sufficiency of Assets. Except as set forth on Schedule 3.9, Company has good and marketable title to all of the Assets (excluding Intellectual Property which is addressed in Section 3.12 hereof), free and clear of all Liens other than Permitted Liens. The Assets constitute all of the assets, rights and properties that are used in the operation of Company’s business as it is now conducted. Except as set forth on Schedule 3.9, immediately following the Closing, all of the Assets will continue to be owned, leased or available for use by Company on terms and conditions identical to those under which, immediately prior to the Closing, Company owns or leases such Assets.

          3.10 Condition of Personal Property. All Personal Property owned or leased by Company with a value greater than $5,000 individually is set forth on Schedule 3.10 (with fixed assets being scheduled as of January 31, 2004 and furniture being scheduled as of December 31, 2003). Except as set forth in Schedule 3.10, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted), and are suitable for their intended use.

          3.11 Accounts Receivable. All accounts receivable of Company shown on all balance sheets included in the Financial Statements and the Closing Date Balance Sheet arose from sales actually made or services actually performed in the Ordinary Course of Business and are valid receivables net of the reserves shown thereon. All accounts receivable of Company as of December 31, 2003 are set forth on Schedule 3.11. The accounts receivable shown on the Closing Date Balance Sheet (i) represent bona fide claims of Company against debtors for products sold and/or services performed, (ii) have arisen only in the Ordinary Course of Business, consistent with past practice; (iii) are not subject to any defenses, setoffs or counterclaims and (iv) have been collected or are fully collectible net of reserves according to their terms in amounts not less than the aggregate amounts thereof carried on the books of Company.

          3.12 Intellectual Property.

               (a) Disclosure.

                    (i) Except as set forth on Schedule 3.12(a)(i), Company has no United States or foreign patents or patent applications, trademark or service mark registrations or applications, internet domain name registrations or applications, or copyright registrations or applications owned or licensed by Company.

                    (ii) Except as set forth on Schedule 3.12(a)(ii), Company has no licenses, sublicenses or other agreements or permissions under which Company is a licensee or otherwise is authorized to use or practice any Intellectual Property.

                    (iii) Company has no agreements including licenses and sublicenses involving Intellectual Property currently in negotiation or proposed.

               (b) Claims.

                    (i) No claim or action is pending or, to the Knowledge of Company, threatened, and, to the Knowledge of Company, there exists no basis for any claim that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property, and no item of Intellectual Property is subject to any outstanding order, ruling, decree, stipulation, charge or agreement restricting in any manner the use, the licensing, or the sublicensing thereof.

                    (ii) Company has not received any written notice that it has infringed upon or otherwise violated the intellectual property rights of third parties or received any claim, charge, complaint, demand or notice in writing alleging any such infringement or violation, and to the Knowledge of Company there exists no basis for any such claim.

                    (iii) To the Knowledge of Company, no third party is infringing upon or otherwise violating any Intellectual Property.

                    (iv) Company has given the public notice of its Copyrights and notice of its Trademarks as required by the applicable Trademark and Copyright statutes.

               (c) No Infringement of Intellectual Property of Others. To the Knowledge of Company, none of the Intellectual Property, products or services owned, used, developed, provided, sold or licensed by Company, or used by or licensed to Company by any Person infringe upon or otherwise violate any intellectual property rights of any third party.

               (d) Administration and Enforcement. Company has taken all reasonable actions to maintain and protect the Intellectual Property listed on Schedule 3.12.

               (e) Software. All Software owned by Company is described in Schedule 3.12(e). Except as set forth on Schedule 3.12(e), (i) such Software is not subject to any transfer, assignment, site, equipment, or other operational limitations; (ii) Company has the most current copy or release of the Software so that the same may be subject to registration in the United States Copyright Office; (iii) the Software includes all information sufficient to use such Software in the conduct of the business or operations of Company as of the date of this Agreement; (iv) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Software by any third party; and (v) the Software performs in general conformance with its documentation as respects the functionality and purposes for which such Software is currently used by Company.

               (f) Trade Secrets. Except as disclosed on Schedule 3.12(f): (i) Company has taken all commercially reasonable actions to protect its Trade Secrets from unauthorized use or disclosure; (ii) to the Knowledge of Company there has not been an unauthorized use or disclosure of such Trade Secrets; (iii) to the Knowledge of Company, Company has the sole and exclusive right to bring actions for infringement or unauthorized use of such Trade Secrets; (iv) to the Knowledge of Company, none of such Trade Secrets infringes upon or otherwise violates valid and enforceable intellectual property or trade secrets of others; and (v) Company is not, nor as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, will be, in violation of any agreement relating to such Trade Secrets.

               (g) Employees, Consultants and Other Persons. Except as set forth on Schedule 3.12(g), as of the date hereof, each present or past employee, officer, consultant or any other Person who developed any part of any Intellectual Property, either: (i) (A) is a party to an agreement that conveys or obligates such person to convey to Company any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment with or engagement on behalf of Company; and (B) as to copyrighted or copyrightable material created in the course of such Person’s employment with or engagement on behalf of Company is a party to a “work made for hire” agreement pursuant to which Company is deemed to be the original owner/author of all proprietary rights in such material; or (ii) otherwise has by operation of law vested in Company any and all right, title and interest in and to all such Intellectual Property developed by such Person in connection with such Person’s employment with, or engagement on behalf of, Company.

               (h) Employee Breaches. Except as set forth on Schedule 3.12(h), to the Knowledge of Company, no employee of Company has transferred Intellectual Property or confidential or proprietary information to Company or to any third party in violation of any Law or any term of any employment agreement, Patent or invention disclosure agreement or other contract or agreement relating to the relationship of such employee with Company or any prior employer.

               (i) Related Parties; etc. Company does not use any Intellectual Property owned by any director, officer, employee or consultant of Company. At no time during the conception or reduction to practice of any of the Intellectual Property owned by Company was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other contract with any Person that could adversely affect the rights of Company to any Intellectual Property.

               (j) Transfer. The execution by Company of this Agreement will not result in the loss or impairment of the rights of Company to own or use any of the Intellectual Property.

          3.13 Contracts. (a) Schedule 3.13(a) identifies or describes the following Contracts (other than Government Contracts and Leases) in effect on the date of this Agreement to which Company is a party that provide for continuing obligations by or rights of any party thereto:

                    (i) any agreement (or group of related agreements) for the lease of Personal Property to or from any Person providing for lease payments in excess of $10,000 per annum;

                    (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other Personal Property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to Company in excess of $10,000, or involve consideration in excess of $50,000;

                    (iii) any agreement concerning a partnership or joint venture;

                    (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Lien on any of its Assets, tangible or intangible, other than the Permitted Liens;

                    (v) any agreement concerning confidentiality or noncompetition (other than customary agreements with an employee);

                    (vi) any collective bargaining agreement;

                    (vii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000;

                    (viii) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

                    (ix) any agreement under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect on Company;

                    (x) any license, sublicense or other agreements or permissions under which Company is a licensee or otherwise is authorized to use or practice any Intellectual Property;

                    (xi) any powers of attorney; or

                    (xii) any other agreement (or group of related agreements) which will result in a loss to Company in excess of $10,000 or involves consideration in excess of $25,000.

               (b) In addition, Schedule 3.13(b) separately identifies all Contracts set forth on Schedule 3.13(a) for which third party consents or waivers must be obtained or notifications made on or prior to the Closing Date (or which have been obtained) in order for such Contracts to continue in effect on the same terms after the Closing Date as are applicable under those Contracts as of the date hereof. Company has provided or made available to Buyer true and complete copies of all written Contracts set forth on Schedule 3.13(a) (including any and all amendments and other modifications to such Contracts) and true and correct summaries of all non-written Contracts set forth on Schedule 3.13(a) (including such oral Contracts related to Intellectual Property). The Contracts listed on Schedule 3.13(a) consist of all of the material Contracts (excluding Government Contracts and Leases) necessary to conduct Company’s business as currently conducted and are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by court-applied equitable principles. There exists no breach, default or violation on the part of Company or on the part of any other party to any such Contract, nor has Company received written notice of any breach, default or violation to any such Contract.

               (c) Except as expressly identified on Schedule 3.13(c), Company has not received notice of an intention by any party to any Contract listed on Schedule 3.13(a) that provides for a continuing obligation by any party thereto on the date hereof to terminate such Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that will not result in a Material Adverse Effect on Company.

               (d) The consummation of the transactions contemplated by this Agreement will not affect the validity, enforceability and continuation of the Contracts on the same terms applicable to such Contracts as of the date hereof.

               (e) Company has not waived any rights under any Contract listed on Schedule 3.13(a), and no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Contract (other than Company) to declare breach, default or violation under any such Contract or to accelerate, or which does accelerate, the maturity of any indebtedness of Company under any such Contract.

          3.14 Litigation. Except as described on Schedule 3.14, there is no litigation, proceeding (arbitral or otherwise), claim, action, suit, judgment, mediation, arbitration, decree, settlement, order or investigation of any nature pending or, to the Knowledge of Company or Seller, threatened before any court, arbitrator or Governmental Authority against Company, its directors or officers, its business, the Stock or the Assets, that would challenge any of the transactions contemplated by this Agreement or any of the Transaction Documents. Except as described on Schedule 3.14, there are no writs, injunctions, decrees, arbitration decisions, unsatisfied judgments or similar orders outstanding against Company, the Stock, Company’s business or the Assets. Company has no obligation to indemnify any third party for defense, settlement and/or judgment costs incurred by such third party.

          3.15 Financial Statements. Schedule 3.15 includes (a) true, complete and correct copies of the unaudited financial statements of Company for the fiscal year ended June 30, 2003, and (b) true, complete and correct copies of the unaudited balance sheet of Company as of December 31, 2003 (the "Company Balance Sheet”) and unaudited income statement of Company for the six-month period ended December 31, 2003. The items described in (a) and (b) shall be collectively referred to herein as the “Financial Statements.” Except as set forth on Schedule 3.15, the Financial Statements have been prepared based on previously applied GAAP treatments consistently applied throughout and among the periods indicated therein and fairly present, in all material respects, the financial condition of Company as of such dates and the results of operations of Company for such periods.

          3.16 Liabilities. Company has no Liabilities, except (a) Liabilities that are accrued and reflected on the Company Balance Sheet and statement of income of Company as of and for the period ended December 31, 2003, (b) Liabilities that are listed on Schedule 3.16 to this Agreement, (c) Liabilities that have arisen in the Ordinary Course of Business since December 31, 2003, or (d) obligations to perform after the date hereof any Contracts which are required to be or are disclosed on Schedule 3.13(a), 3.22 or 3.33. Company is not a guarantor nor is it otherwise liable for any obligation (including indebtedness) of any other person.

          3.17 Tax Matters.

               (a) Except as set forth in Schedule 3.17(a), all Tax Returns of or with respect to Company have been properly prepared and timely filed. All such Tax Returns are true, correct and complete in all material respects. Company has paid or withheld (or caused to be paid or withheld) all Taxes shown on such Tax Returns as due and payable. Company is not the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

               (b) Company has fully and timely paid (or adequately reserved for in the Ordinary Course of Business and consistent with past practice) all Taxes owed by Company for all taxable periods through and including the Closing Date, except for such Taxes, if any, as are being contested in good faith.

               (c) Company has given or otherwise made available to Buyer true, correct and complete copies of all Tax Returns (pro forma for Company), examination reports and statements of deficiencies for Company’s past three years, or transactions consummated in the last forty-eight (48) months.

               (d) Company has made all required estimated Tax payments sufficient to avoid any underpayment penalties.

               (e) Except as set forth on Schedule 3.17(e), neither Company nor its predecessor is now or has at any time been a member of any affiliated, consolidated, combined or unitary group as defined in Section 1504 of the Code and the Treasury regulations promulgated thereunder.

               (f) Except as set forth on Schedule 3.17(f), as of and following the Closing Date, Company is not a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement (collectively, “Tax Sharing Agreements”) other than the Tax Sharing Agreement provided to Buyer, and does not have any Liability for Taxes of any Person as a transferee or successor, by contract, or otherwise.

               (g) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Company for any taxable period and no request for any such waiver or extension is currently pending.

               (h) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to Company.

               (i) Except as set forth in Schedule 3.17(i), no audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of Company or Seller, threatened with respect to any Taxes due from or with respect to Company, and Company has not received any notification that such an audit or proceeding may be commenced, with respect to any Taxes due from or with respect to Company and all deficiencies for Taxes asserted or assessed against Company (that are not being contested in good faith and for which adequate reserves for the benefit of the Company have been established) have been fully and timely paid, settled or properly reflected in the Financial Statements.

               (j) Company has not agreed to nor is required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision), there is no application pending with any Governmental Authority requesting permission for any such change in any accounting method of Company and no Governmental Authority has proposed any such adjustment or change in accounting method.

               (k) Company has withheld (or will withhold) from its employees, independent contractors, creditors, stockholders and third parties and timely paid (or will timely pay) to the appropriate Taxing authority proper and accurate amounts in all respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws and has complied in all respects with all Tax information reporting provisions of all applicable Laws. Company is not, nor has it received any notice that it is, in violation (or with notice will be in violation) of any applicable Law relating to the payment or withholding of Taxes.

               (l) Company has not filed a consent under former Section 341(f) of the Code.

               (m) Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified Section 897(c)(1)(A)(ii) of the Code.

               (n) There are no Liens for Taxes upon the Assets of Company, except for statutory Liens for current Taxes not yet due, and there are no claims relating to Taxes that, if adversely determined, would result in any Lien on any of the Assets of Company.

               (o) Company has not entered into a transaction that is being accounted for under the installment method of Section 453 of the Code or similar provision of state, local or foreign law.

               (p) No property owned by Company (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

               (q) Company does not owe any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

               (r) Any adjustment of Taxes of Company made by a Governmental Authority, which adjustment is required to be reported to the appropriate state, local, or foreign taxing authorities, has been so reported.

          3.18 Insolvency Proceedings. Neither Company, nor any of the Stock or the Assets is the subject of any pending or, to the Knowledge of Company or Seller threatened insolvency proceedings of any character. Company has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. Company is not insolvent and will not become insolvent as a result of entering into this Agreement.

          3.19 Employee Benefit Plans; ERISA.

               (a) Set forth on Schedule 3.19(a) is a true and complete list of each deferred compensation, executive compensation, incentive compensation, stock option, stock purchase or other stock-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including, without limitation, each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by Company for the benefit of any current or former employee or any current or former service provider (or any dependent or beneficiary thereof) of Company, or with respect to which Company has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not (collectively, the “Benefit Plans”).

               (b) With respect to each Benefit Plan, there are no benefit obligations with respect to which current funding is required for which contributions have not been made timely or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles on the Seller’s financial statements. Company does not have any Liability with respect to any collectively-bargained for plans subject to the provisions of ERISA.

               (c) To the Knowledge of Company or Seller, each Benefit Plan is in compliance with all applicable Laws, including, without limitation, ERISA and the Code, except for such failure to comply with such regulations which would not individually or in the aggregate have a Material Adverse Effect on Company. Each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been amended to comply with all current applicable legislation (including any regulations issued thereunder), and has received a favorable determination letter from the Internal Revenue Service with respect to its Tax-qualified status which considers all such current applicable legislation or has applied for such letter, or is still within a remedial amendment period as permitted under the Code or as announced by the Internal Revenue Service. Neither Seller nor Company has any Knowledge of any fact which would adversely affect the qualified status of such Benefit Plans or the exempt status of their related trusts.

               (d) Except as set forth on Schedule 3.19(d), with respect to each Benefit Plan which covers any current or former officer, director, consultant or employee (or dependent or beneficiary thereof) of Company, Company has delivered or made available to Buyer accurate and complete copies, if applicable, of: (i) all Benefit Plan texts and agreements and related trust agreements or annuity contracts; (ii) all summary plan descriptions and modifications thereto; (iii) the most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the most recent determination letter received from the IRS; (vi) the most recent actuarial valuation; and (vii) all communications with any Governmental Authority.

               (e) With respect to each Benefit Plan, to the Knowledge of Seller or Company: (i) such Benefit Plan has been administered and enforced in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no dispute is pending or, to the Knowledge of Seller or Company, threatened; (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made as required under ERISA and the Code or have been fully accrued on the Financial Statements.

               (f) No Benefit Plan is currently a “defined benefit plan” (as defined in Code Section 414(j)), a “multiemployer plan” (as defined in ERISA Section 3(37)) or a “multiple employer plan” (as described in Code Section 413(c)) or is otherwise subject to Title IV of ERISA or Code Section 412.

               (g) There is no arrangement under any Benefit Plan nor any contract, agreement, plan or arrangement covering any Person that, individually or collectively, would result in the payment of any amount that by operation of Code Section 280G or 162(m) would not be deductible by Company. Prior to or contemporaneously with the execution of this Agreement, Seller shall have caused Company to pay, in full, any and all payments due to Company employees in connection with certain employment agreements which contain a provision regarding a bonus or other compensation to such employee as a result of the consummation of the transactions contemplated by this Agreement.

               (h) Except as set forth on Schedule 3.19(h), there is no contract, agreement, plan or arrangement (written or otherwise) which provides medical, death or other welfare benefits with respect to current or former employees or current or former service providers of Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) with respect to each Benefit Plan which is an Employee Welfare Benefit Plan there are no reserves, assets, surplus or prepaid premiums under any such plan.

               (i) Except as disclosed on Schedule 3.19(i), the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) constitute or involve a prohibited transaction (as defined in ERISA Section 406 or Code Section 4975), or constitute or involve a breach of fiduciary responsibility within the meaning of ERISA Section 502(l) or otherwise violate Part 4 of Subtitle B of Title I of ERISA.

               (j) Company is not subject to any legal obligation to continue any Benefit Plan and any such Benefit Plan may, without the consent of any employee, beneficiary or other party, be amended in any respect or terminated either before or after the Closing Date.

               (k) Except as set forth on Schedule 3.19(k), no Benefit Plan exists that, as a result of the transaction contemplated by this Agreement, could result in the payment to any current or former employee or director of Company of any money or other property or could result in the acceleration or provision of any other rights or benefits to any current or former employee or director of Company, whether or not such payment, right or benefit would constitute a parachute payment within the meaning of Code Section 280G.

               (l) There does not now exist, nor, to the Knowledge of Seller or Company, do any circumstances exist that would reasonably be expected to result in any, Controlled Group Liability resulting from Company being part of Seller’s Controlled Group, as defined in Sections 414(b) and (c) of the Code, that would have a Material Adverse Effect on Seller and/or Company now or Buyer and/or Company following the Closing. For purposes of this Section 3.19(l), “Controlled Group Liability” means (i) any and all Liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, and (D) as a result of a failure to comply with the continuation coverage requirements of Section 601, et seq. of ERISA and Section 4980B of the Code; and (ii) any other Liability under Title I of ERISA or Chapter 43 of the Code.

          3.20 Insurance. Schedule 3.20 lists all insurance policies (by policy number, insurer, expiration date and type, amount and scope of coverage) held by Company or Seller relating to the Assets, business, properties and employees of Company, copies of which have been provided or made available to Buyer. Each such insurance policy is (i) legal, valid, binding, enforceable and in full force and effect as of the Closing, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles, and (ii) the insurance policy insuring employee travel will be legal, valid, binding, enforceable, and in full force and effect in favor of the Company on identical terms following the consummation of the transactions contemplated hereby. Company is not in default with respect to its obligations under such insurance policy insuring employee travel, nor has Company been denied insurance coverage thereunder. In the three (3) year period ending on the date hereof, Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting alteration of any of Company’s Assets, purchase of additional equipment or modification of any of Company’s methods of doing business. Company has not made any claim against any insurance policy as to which the insurer is denying coverage.

          3.21 Environmental Matters.

               (a) There are no investigations, inquiries, administrative proceedings, actions, suits, claims, legal proceedings or other proceedings pending or, to the Knowledge of Company or Seller, threatened against Company under or relating to any alleged violation of Environmental Laws including without limitation those that involve or relate to Environmental

Conditions, or the release, use, disposal or arranging for disposal of any Hazardous Materials on or from any real property constituting the Leased Premises or any other real property or facility formerly owned, leased or used by Company.

               (b) There are no Hazardous Materials that have been released or are being stored or are otherwise present on, under or about any real property constituting the Leased Premises, and Hazardous Materials have not been released, stored or are otherwise present on, under or about any real property formerly owned, leased or operated by Company. Each of the Leased Premises, during the period it was leased by Company, has been maintained by Company in, and Company is and has at all times otherwise been in, compliance with all applicable Environmental Laws.

               (c) Company has not disposed of, or arranged to dispose of, Hazardous Materials in a manner or to a location that could reasonably be expected to result in Liability to Company under or relating to Environmental Laws. Neither Seller nor Company has any environmental audits, reports or other material environmental documents relating to Company’s past or current properties, facilities or operations.

               (d) Except as set forth in Schedule 3.21, Company has not assumed, contractually or by operation of law, any Liabilities or obligations under any Environmental Laws.

          3.22 Real Estate.

               (a) Leased Premises. Schedule 3.22 contains a complete and accurate list of all premises leased by Company for the operation of Company’s business (the “Leased Premises”), and of all leases related thereto (collectively, the “Leases”). Company has delivered to Buyer a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease.

               (b) Leases Binding. The Leases are in full force and effect and valid, binding and enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. There are currently no events of default (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) under the Leases and, to the Knowledge of Company, no event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder on the part of Company, Seller or any other party thereto. The current annual rent and term under each Lease are as set forth on Schedule 3.22. Schedule 3.22 separately identifies all Leases for which consents or waivers must be obtained on or prior to the Closing Date (or which have been obtained) in order for such Leases to continue in effect according to their terms after the Closing Date. Company has not waived in writing any rights under any Lease which would be in effect on or after the date of this Agreement. To the Knowledge of Company, no event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any Lease to declare a default or to accelerate, or which does accelerate, the maturity of any indebtedness of Company under any Lease.

               (c) Improvements and Fixtures. To the Knowledge of Company, the Improvements are (i) structurally sound with no known defects; (ii) in good operating condition and repair, subject to ordinary wear and tear; (iii) not in need of maintenance or repair except for ordinary routine maintenance and repair; and (iv) in material conformity with all applicable Laws relating thereto currently in effect. All of the Improvements on the Leased Premises are located entirely on such Leased Premises.

               (d) Owned Property. Company does not own any real property or, except for the Leases, any interest in real property.

          3.23 No Other Agreement To Sell. Company has no legal obligation, absolute or contingent, to any other Person to sell, encumber or otherwise transfer Company, the Stock, the Assets or Company’s business (in whole or in part), or effect any merger, consolidation, combination, share exchange, recapitalization, liquidation, dissolution or other reorganization involving Company, or to enter into any agreement with respect thereto.

          3.24 Company Transactions with Certain Persons. Except as set forth on Schedule 3.24(a), no officer or director of Company, nor any member of any such individual’s immediate family (whether directly or indirectly through an Affiliate of such Person) is presently, or within the past three (3) years has been, a party to any transaction with Company, including without limitation, any Contract or other arrangement (i) providing for the furnishing of services by (other than as officers, directors or employees of Company or Seller); (ii) providing for the rental of real or Personal Property; or (iii) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of Company in the Ordinary Course of Business consistent with past practice), any such individual or any corporation, partnership, trust or other entity in which any such individual has an interest as a shareholder, officer, director, trustee or partner. Other than Contracts listed on Schedule 3.24(a), Company does not have outstanding any Contract or other arrangement or commitment with Seller or any director, officer, employee, trustee or beneficiary of Company or Seller. Except as set forth on Schedule 3.24(a), the assets of Company do not include any receivable or other obligation from Seller or any director, officer, employee, trustee or beneficiary of Company or Seller and the liabilities of Company do not include any payable or other obligation or commitment to any such Person. Schedule 3.24(b) identifies all Contracts, arrangements or commitments set forth on Schedule 3.24(a) that cannot be terminated upon 60 days notice by Company.

          3.25 Intentionally Omitted.

          3.26 No Affiliates. Except for Seller and LDS or as set forth on Schedule 3.26, Company does not have (and has not had, during the three (3) year prior to the date of this Agreement) any Affiliates, does not own (and has not had, during the three (3) year prior to the date of this Agreement) any capital stock or other equity securities of or any debt interest in any other corporation and does not have (and has not had, during the three (3) year prior to the date of this Agreement) any other type of ownership interest in any other Person.

          3.27 Employees and Contractors.

               (a) Employees. Schedule 3.27(a) hereto sets forth a complete and accurate list of all employees of Company as of the date of this Agreement showing for each as of that date such employee’s name, job title or description, salary level (including any bonus or deferred compensation arrangements other than any such arrangements under which payments are at the discretion of Company) and also showing any bonus, commission or other remuneration other than salary paid during Company’s fiscal year ending June 30, 2003. Except as set forth on Schedule 3.27(a), none of such employees is a party to a written employment agreement or contract with Company and each is employed “at will.” Except as set forth in Schedule 3.27(a), each such employee has entered into Company’s standard form of employee non-disclosure, confidentiality and assignment of inventions agreement with Company, a copy of which has been previously delivered to Buyer.

               (b) Contractors. Schedule 3.27(b) contains a list of all independent contractors (excluding subcontractors) currently engaged by Company, along with the position, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 3.27(b), no independent contractor is a party to a written agreement or contract with Company. Each such independent contractor has entered into Company’s standard form of independent contractor/consultant confidentiality, non-competition and assignment of inventions agreement with Company, a copy of which has been previously delivered to the Buyer. For the purposes of applicable Law, including without limitation the Code, all independent contractors who are, or within the last three (3) years have been, engaged by Company are bona fide independent contractors and not employees of Company. Except as noted on Schedule 3.27(b), each independent contractor is terminable upon thirty days notice, without any obligation to pay severance or a termination fee.

          3.28 Organizational Conflicts of Interest. Except as set forth on Schedule 3.28, Company has not had access to non-public information nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that would create in any current Governmental Authority procurement, which Company is performing or pursuing, an organizational conflict of interest as defined in the Federal Acquisition Regulations (“FAR”) or other applicable Law.

          3.29 Government Audits. Except as set forth on Schedule 3.29, neither Company nor Seller has received any official notice that Company is or was being specifically audited or, to the Knowledge of Company or Seller, investigated by any Governmental Authority, nor has such audit or investigation been threatened. Notwithstanding anything in this Agreement to the contrary, with regard to Company’s incurred cost audits for fiscal year 2003, the removal of Seller’s home office costs from Company’s indirect costs for these fiscal years will not result in any monetary liability for Company or Buyer.

          3.30 Labor Relations. Except as disclosed on Schedule 3.30, Company is not a party to any collective bargaining agreement or other contract or agreement with any group of employees, labor organization or other representative of any of the employees of Company and there are no activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred nor, to the Knowledge of Company or Seller, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Except as set forth in Schedule 3.30, Company is in compliance with all Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income Taxes, unemployment compensation, workers’ compensation, employee privacy and right to know and social security contributions, except where failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on Company. Schedule 3.30 sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, between Company and Persons employed by or providing services to Company. Except as disclosed on Schedule 3.30, to the Knowledge of Company or Seller, no officer or employee of Company has any current plan to terminate his or her employment with Company.

          3.31 Board Approval. Company has provided Buyer with true and correct copies of all of its board of directors proceedings relating to the adoption and approval of this Agreement and the transactions contemplated hereby, which are in full force and effect as of the date hereof and shall be in full force and effect as of the Closing Date.

          3.32 Company: Brokers. Except as set forth on Schedule 3.32, and except for Quarterdeck Investment Partners, LLC, no broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.

          3.33 Government Contracts.

          (a) (i) Schedule 3.33(a)(i) lists all active Government Contracts (except for task orders and blanket purchasing agreements pursuant to Government Contracts), and with respect to each such listed Government Contract, Schedule 3.33(a)(i) accurately lists: (A) the contract name; (B) the award date; (C) the customer; (D) the contract end date; and (E) as applicable, whether the current Government Contract is premised on Company’s small business status, small disadvantaged business status, protégé status, or other preferential status.

               (ii) Schedule 3.33(a)(ii) lists Company’s current project charge codes, and with respect to each such charge code, Schedule 3.33(a)(ii) accurately lists: (A) the customer; (B) the customer’s contract number corresponding to the charge code; (C) the customer’s order number; (D) Company’s internal project charge code number; (E) the corresponding project name; (F) the end date; (G) inception to December 31, 2003 funding; (H) inception to December 31, 2003 revenue received, and (I) payments due as of thirty (30) days or more prior to the date of this Agreement for work previously performed and billed. Schedule 3.33(a)(ii) also indicates the basis for billing with respect to the charge codes that represent fixed price task orders.

               (iii) Schedule 3.33(a)(iii) lists all Government Bids, including task order bids under current Government Contracts submitted by Company and for which no award has been made thirty (30) days or more prior to the date of this Agreement, and with respect to each such Government Bid, Schedule 3.33(a)(iii) accurately lists: (A) the customer agency and title; (B) the request for proposal (RFP) number or, if such Government Bid is for a task order under a prime contract, the applicable prime contract number, (C) the date of proposal submission; (D) the expected award date, if known; (E) the estimated period of performance; (F) the estimated value based on the proposal, if any; and (G) except for Government Bids for task orders, whether such Government Bid is premised on Company’s small business status, small disadvantaged business status, protégé status, or other preferential status. Company has delivered to Buyer true and complete copies of all Government Contracts (except for task orders pursuant to such Government Contracts) and of all Government Bids and provided access to Buyer to true and correct copies of all documentation related thereto requested by Buyer.

               (iv) Company has provided or made available to Buyer true and complete copies of all written Government Contracts set forth on Schedule 3.33 (including any and all amendments and other modifications to such Government Contracts) and true and correct summaries of all non-written Government Contracts set forth on Schedule 3.33. The Government Contracts listed on Schedule 3.33 consist of all of the Contracts (other than the Contracts listed on Schedules 3.13 and 3.22) necessary to conduct Company’s business as currently conducted and are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by court-applied equitable principles.

               (v) There exists no breach, default or violation on the part of Company or on the part of any other party to any Government Contract nor has Company received notice of any breach, default or violation to any Government Contract. Except as expressly identified on Schedule 3.33(a)(v), the consummation of the transactions contemplated by this Agreement will not affect the validity, enforceability and continuation of the Government Contracts on the same terms applicable to such Government Contracts as of the date hereof. Company has not waived any rights under any such Government Contract. No event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any Government Contract (other than Company) to declare breach, default or violation under any Government Contract or to accelerate, or which does accelerate, the maturity of any indebtedness of Company under any Government Contract.

               (b) Except as set forth on Schedule 3.33(b), (i) Company has not received written notification of cost, schedule, technical or quality problems that could reasonably result in claims against Company (or successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor; (ii) there are no Government Contracts pursuant to which Company is reasonably likely to experience cost, schedule, technical or quality problems that could reasonably result in claims against Company (or successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor; (iii) all of the Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect; (iv) the Government Contracts are not currently the subject of bid or award protest proceedings, and no Government Contracts or Government Bids are reasonably likely to become the subject of bid or award protest proceedings; and (v) no Person has notified Company that any Governmental Authority intends to seek Company’s agreement to lower rates under any of the Government

Contracts or Government Bids, including but not limited to any task order under any Government Bids.

               (c) Except as set forth on Schedule 3.33(c): (i) Company has fully complied with all terms and conditions of each Government Contract and Government Bid to which it is a party, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on Company; (ii) Company has complied with all statutory and regulatory requirements, including but not limited to the Service Contract Act, the Contract Disputes Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act, the FAR and related cost principles and the Cost Accounting Standards, where and as applicable to each of the Government Contracts and Government Bids, (iii) the representations, certifications, and warranties made by Company with respect to the Government Contracts or Government Bids were accurate in all respects as of their effective date, and Company has fully complied with all such certifications; (iv) no termination for default, cure notice or show cause notice has been issued and remains unresolved with respect to any Government Contract or Government Bid and, to the Knowledge of Company or Seller, no event, condition or omission has occurred or exists that would constitute grounds for such action; (v) no past performance evaluation received by Company with respect to any such Government Contract has set forth a default or other failure to perform thereunder or termination or default thereof; and (vi) no money due to Company pertaining to any Government Contract or Government Bid has been withheld or set-off.

               (d) Except as set forth on Schedule 3.33(d), with respect to the Government Contracts, no Governmental Authority, prime contractor or higher-tier subcontractor under a Government Contract or any other Person has notified Company of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification that could reasonably be expected to affect payments under Government Contracts or adversely affect the award of Government Bids to Company in the future.

               (e) Except as set forth on Schedule 3.33(e),Company has not taken any action and is not a party to any litigation that could reasonably be expected to give rise to (i) Liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act, or (iii) any other request for a reduction in the price of any Government Contract, including but not limited to claims based on actual or alleged defective pricing. To the Knowledge of Company or Seller, there exists no basis for a claim of any Liability of Company by any Governmental Authority as a result of defective cost and pricing data submitted to any Governmental Authority. Company is not participating in any pending claim and Company is unaware of any potential claim under the Contract Disputes Act against the United States Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid.

               (f) Each representation and/or certification made by Company that it was a small business concern in each of its Government Contracts and Government Bids was current and accurate as of its effective date.

               (g) Except as set forth on Schedule 3.33(g), (i) Company has not received any written or any oral, show cause, cure, default or similar notice relating to any Government Contract; (ii) no Government Contract has been terminated for default in the past five (5) years; and (iii) Company has not received any written or oral notice terminating any Government Contract for convenience or indicating an intent to terminate any of the Government Contracts for convenience.

               (h) Except as set forth on Schedule 3.33(h), Company has not received any written notice of any outstanding claims or contract disputes to which Company is a party (i) relating to the Government Contracts or Government Bids and involving either a Governmental Authority, any prime contractor, any higher-tier subcontractor, vendor or any third party; and (ii) relating to the Government Contracts under the Contract Disputes Act or any other federal statute.

               (i) Company has never been and is not now, suspended, debarred or proposed for suspension or debarment from bidding on any Government Contract. No suspension or debarment actions with respect to Government Contracts have been commenced or threatened against Company or any of its officers or employees. To the Knowledge of Company or Seller, there is no valid basis for Company’s suspension or debarment from bidding on contracts or subcontracts for or with any Governmental Authority.

               (j) No negative determination of responsibility has been issued against Company with respect to any quotation, bid or proposal submitted to a Governmental Authority.

               (k) Except as set forth on Schedule 3.33(k), since January 1, 1998, (i) Company has not undergone and is not undergoing any audit, inspection, survey or examination of records by any Governmental Authority relating to any Government Contract, (ii) Company has not received written notice of, and Company has not undergone any investigation or review relating to any Government Contract, and (iii) no such audit, review, inspection, investigation, survey or examination of records is threatened. Except as set forth in Schedule 3.33(j), Company has not received any official notice that it is or was being specifically audited or investigated by the General Accounting Office, the DCAA, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract, or the Department of Justice (including any United States Attorney). Company has not received any written notice that any audit, review, inspection, investigation, survey or examination of records described in Schedule 3.33(j), has revealed any fact, occurrence or practice which could reasonably be expected to have an adverse effect on Company.

               (l) Except as set forth on Schedule 3.33(l), during the last five (5) years, (i) Company has not conducted any internal investigation in connection with which Company has used any legal counsel, auditor, accountant or investigator, and (ii) Company has not made any disclosure to any Governmental Authority or other customer or prime contractor or higher-tier subcontractor related to any suspected, alleged or possible violation of a contract requirement, any apparent or alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid, or any violation of law or regulation.

               (m) Company has not received any written notice that any of Company’s employees, consultants or agents is (or during the last five (5) years has been) under administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the business of Company. Company has not received written notice of any, and there is no, pending investigation of any officer, employee or Representative of Company, nor within the last five (5) years has there been any audit or investigation of Company or any officer, employee or Representative of Company relating to the business of Company resulting in an adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid.

               (n) Except as set forth on Schedule 3.33(n), all indirect and general and administrative (G&A) expense rates are being billed consistent with Defense Contract Audit Agency-approved rates or provisional rates.

               (o) Company is in compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof.

               (p) Except as set forth on Schedule 3.33(p), there are no events or omissions that would reasonably be expected to result in (i) a claim against Company by a Governmental Authority or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Bid, or (ii) a dispute between Company and a Governmental Authority or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Bid.

               (q) Except as set forth on Schedule 3.33(q), Company has undertaken no internal audit of any events or omissions that, at the time of the audit, Company reasonably expected to have an adverse effect on performance of a Government Contract or Government Bid or an adverse effect on Company as a whole. In addition, (i) all Government Bids listed on Schedule 3.33(a) were submitted in the Ordinary Course of Business of Company, (ii) all Government Bids listed on Schedule 3.33(a) were based on assumptions believed by the management of Company to be reasonable, and (iii) each of Company and, to Seller’s Knowledge, Seller, reasonably believes that all Government Bids listed on Schedule 3.33(a) are capable of performance by Company in accordance with the terms and conditions of such Government Bid without a total program loss (calculated in accordance with Company’s accounting principles consistently applied).

               (r) Except as set forth on Schedule 3.33(r), no Government Contract has incurred or currently projects losses or cost overruns in an amount exceeding $50,000. No payment has been made by Company or by a Person acting on Company’s behalf, to any Person (other than to any bona fide employee or agent of Company, as defined in subpart 3.4 of the FAR) which is or was improperly contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Laws. Company is not subject to any “forward pricing” regulations.

               (s) Except as set forth on Schedule 3.33(s), Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts, or any account receivable relating thereto, whether a security interest or otherwise.

               (t) Except as set forth on Schedule 3.33(t), Company has reached agreement with the cognizant government audit agency approving and “closing” all indirect costs charged to Government Contracts for the years 1993 through 2000.

               (u) No personal property, equipment or fixtures are loaned, bailed or otherwise furnished to Company by or on behalf of the United States Government.

               (v) Company certifies that (i) no written claims, or claims threatened in writing, exist against Company with respect to express warranties and guarantees contained in Government Contracts on products or services provided by Company; (ii) no such claims have been made against Company in the past 5 years; (iii) no amendment has been made to any written warranty or guarantee contained in any Government Contract that would reasonably be expected to result in an adverse effect on Company; and (iv) Company has not taken any action which would reasonably be expected to give any Person a right to make a claim under any written warranty or guarantee contained in any Government Contract.

               (w) Except to the extent prohibited by applicable Law, Schedule 3.33(w) sets forth all facility security clearances held by Company.

               (x) Company maintains systems of internal controls (including, but not limited to, cost accounting systems, purchasing systems, proposal systems, billing systems and material management systems) that are in compliance with all requirements of all of the Government Contracts and of applicable government laws and regulations, except where failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on Company.

               (y) Neither Company nor any of the employees, officers or agents of Company have violated any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of a state, local or federal government (regardless of the branch of government), including (not limited to) the so-called “revolving door” restrictions set forth at 18 U.S.C. § 207.

               (z) Neither Company nor any of the employees, officers or agents of Company have committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, -2.

          3.34 Defense Articles, Defense Services and Technical Data. During the past five (5) years, Company has not manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 Code of Federal Regulations Sections 120.6, 120.9 and 120.10, respectively.

          3.35 Bank Accounts. Schedule 3.35 lists the names and locations of all banks and other financial institutions with which there is an account in Company’s name, in each case listing the type of account, the account number therefore, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by Company.

          3.36 Suppliers and Customers. Schedule 3.36 lists, by dollar volume paid for the twelve (12) months ended on December 31, 2003, the twenty (20) largest suppliers and the ten (10) largest customers of Company. To the Knowledge of Company, (a) no Person listed on Schedule 3.36 intends or within the last twelve (12) months has threatened to cancel or otherwise terminate any relationships of such Person with Company, (b) no such Person has during the last twelve (12) months materially decreased or, to the Knowledge of Company, intends or has threatened to materially decrease or limit its relationships with Company or limit its services or supplies to Company or its usage or purchase of the services or products of Company and (c) to the Knowledge of Company, the acquisition by the Buyer of the Stock and the consummation of the transactions contemplated in this Agreement and the other Transaction Documents will not have a Material Adverse Effect on the relationship of Company with any supplier or customer listed on Schedule 3.36.

          3.37 Events Subsequent to Most Recent Fiscal Year End. Except as set forth on Schedule 3.37, since June 30, 2003, there has not been any change in the business, financial condition, operations, results of operations, Assets, customer, supplier or employee relations or future prospects of Company (other than changes in general economic conditions) which has resulted in or would reasonably be expected have a Material Adverse Effect on Company. Without limiting the generality of the foregoing, since that date:

               (a) Company has not sold, leased, transferred, or assigned any of its Assets, tangible or intangible, outside the Ordinary Course of Business, except that Company sold or otherwise transferred the stock of LDS and the Intercompany Note Receivable to Seller on January 30, 2004;

               (b) Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

               (c) no party (including Company) has accelerated, terminated, made material modifications to, or cancelled any Contract, Lease, or license (or series of related agreements, Contracts, Leases, and licenses) involving more than $25,000 to which Company is a party or by which it is bound nor, to Company’s Knowledge, threatened any of the foregoing actions;

               (d) except for the Permitted Liens, Company has not caused or permitted any Lien to be imposed upon any of its Assets, tangible or intangible;

               (e) Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

               (f) Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

               (g) Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligations either involving more than $25,000 individually or $50,000 in the aggregate;

               (h) Company has not incurred, created or otherwise become liable for any indebtedness and has not delayed or postponed the payment of accounts payable and other liabilities either involving more than $25,000 individually or $50,000 in the aggregate, or outside the Ordinary Course of Business;

               (i) Company has not amended, cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business and has not accelerated collection of accounts receivable or delayed payment of accounts payable;

               (j) Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

               (k) there has been no change made or authorized in the articles of incorporation or bylaws of Company;

               (l) Company has not issued, sold, exchanged, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

               (m) except as disclosed in the Financial Statements, Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock, or granted any Person any option or other right to acquire any shares of capital stock or other securities of Company;

               (n) Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to property that is material, individually or in the aggregate, to Company’s business or Assets;

               (o) Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees other than in the Ordinary Course of Business;

               (p) Company has not entered into any employment contract involving base compensation of $50,000 or more or any collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

               (q) Company has not granted any increase in the compensation of any of its directors, officers or employees;

               (r) Company has not adopted, terminated, amended, or modified any bonus, profit sharing, incentive, severance, employee benefit or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Benefit Plan);

               (s) Company has not entered into or modified any retention, severance or incentive agreement related to the transactions contemplated by this Agreement;

               (t) Company has not made any other change in employment terms, compensation or benefits for any of its directors, officers and employees;

               (u) Company has not changed any method or principle of accounting except to the extent required by GAAP or as advised by Company’s independent accountant;

               (v) Company has not made any Tax election or settled any Tax Liability; and

               (w) Company has not committed to or agreed to undertake any of the foregoing.

          3.38 Intentionally Omitted.

          3.39 Seller Organization. Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.

          3.40 Seller Authorization; Corporate Documentation. Seller has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller, and Seller’s consummation of the transactions contemplated hereby, including the sale of the Stock, have been duly authorized by all requisite corporate or other action of Seller. Approval by the shareholders of Seller is not required to consummate the transactions contemplated hereby.

          3.41 Title to the Stock. Upon delivery of the Stock to Buyer on the Closing Date in accordance with this Agreement and upon payment of the Cash Purchase Price at the Closing, the entire legal and beneficial interest in the Stock and good, valid and marketable title thereto, free and clear of all Liens, will pass to Buyer. Passage of such title to Buyer shall not relieve Buyer of its remaining payment and other obligations under this Agreement.

          3.42 Capitalization. The authorized capital stock of Company consists of 1,000,000 shares of Common Stock, 100 of which are issued and outstanding as of the date of this Agreement. The Stock to be delivered by Seller to Buyer constitutes all outstanding shares of capital stock of Company. The Stock (i) has been duly and validly issued; (ii) is fully paid and nonassessable; (iii) is held beneficially and of record by Seller; and (iv) was not issued in violation of any preemptive rights or rights of first refusal or first offer. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Company, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Stock. There are no options, warrants or other rights to subscribe for or purchase any capital stock or other equity interests of Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of Company, or preemptive rights or rights of first refusal or first offer nor are there any contracts, commitments, agreements, understandings, arrangements or restrictions to which Seller or Company is a party or by which Seller or Company is bound relating to any shares of the Stock or any other equity securities of Company, whether or not outstanding. All of the Stock and other securities of Company have been granted, offered, sold and issued in compliance with all applicable state and federal securities laws, rules and regulations.

          3.43 Seller: Binding Agreement. This Agreement has been duly executed by Seller and delivered to Buyer, and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Upon execution and delivery thereof at the Closing by Seller, each other Transaction Document to which Seller is, or is specified to be, a party, will be duly and validly executed by Seller and delivered to Buyer on the Closing Date, and will constitute Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

          3.44 Seller: No Breach. Except as set forth on Schedule 3.44, the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Seller do not and will not (a) violate or conflict with Seller’s Certificate of Incorporation or Bylaws, or, to the Knowledge of Seller (including the actual knowledge of Seller’s Chief Executive Officer), any Laws or directive, settlement, permit or license of any Governmental Authority to which Seller or the Stock is subject, or by which Seller or the Stock may be bound, (b) (with or without giving notice or the lapse of time or both) breach or conflict with, constitute or create a default, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material agreement or other commitment to which Seller is a party or by which Seller or the Stock may be bound, (c) result in the imposition of a Lien on the Stock or (d) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or third party.

          3.45 Seller Compliance With Laws. Seller has complied with all Laws of any Governmental Authority applicable to Seller and the Stock, except where failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on Company. Seller has, in connection with Company’s business, complied, except where failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on Company, with all applicable Laws relating to employment of labor, including those concerning wages, hours, equal employment opportunity, pension and welfare benefit plans (including ERISA) and the payment of Social Security Tax and similar Taxes and neither Seller nor Company is liable for any arrearages of wages or any Tax penalties due to any failure to comply with any of the foregoing. Except as set forth in Schedule 3.45, Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement other than the (x) notices, filings, authorizations, consents and approvals of such character that failure to give or obtain when applicable would not have a Material Adverse Effect on Company or affect the validity of this Agreement or prevent the consummation of the transactions contemplated hereby and (y) notices, filings, authorizations, consents and approvals which have been made, given or obtained.

          3.46 No Other Agreement to Sell. Seller has no legal obligation, absolute or contingent, to any other Person to sell, encumber or otherwise transfer Company, the Assets, Company’s business or the Stock (in whole or in part), or effect any merger, consolidation, combination, share exchange, recapitalization, liquidation, dissolution or other reorganization involving Company, or to enter into any agreement with respect thereto.

          3.47 Seller: Transactions with Certain Persons. Except as set forth on Schedule 3.47, neither Seller, nor any officer or director of Seller, nor any member of any such individual’s immediate family (whether directly or indirectly through an Affiliate of such Person) is presently, or within the past three (3) years has been, a party to any material transaction with Company, including without limitation, any Contract or other arrangement (i) providing for the furnishing of services by (other than as officers, directors or employees of Company or Seller); (ii) providing for the rental of real or Personal Property; or (iii) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of Company or Seller in the Ordinary Course of Business consistent with past practice), any such individual or any corporation, partnership, trust or other entity in which any such individual has an interest as a shareholder, officer, director, trustee or partner.

          3.48 Board Resolutions. Seller has provided Buyer with copies of all board of directors proceedings relating to its adoption and approval of this Agreement and the transactions contemplated hereby, which are in full force and effect as of the date hereof and shall be in full force and effect as of the Closing Date.

          3.49 Seller: Brokers. Except as set forth on Schedule 3.49, and except for Quarterdeck Investment Partners, LLC, no broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or Seller.

          3.50 Disclaimer. Except as expressly set forth in Section 3 hereof, neither Company nor Seller makes any representation or warranty, express or implied, at law or in equity, in respect of the Stock, Company, its business or Assets, including, without limitation, representations and warranties with respect to merchantability or fitness for any particular purpose. All other representations or warranties are hereby disclaimed.

     4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Company and Seller the following matters contained in Section 4. These representations, and any schedules referenced therein, are true and correct as of the date of this Agreement.

          4.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

          4.2 Corporate Authorization. Buyer has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and Buyer’s consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate or other action of Buyer.

          4.3 Binding Agreement. This Agreement has been duly executed by Buyer and delivered to Company and Seller and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Upon execution and delivery thereof at the Closing by Buyer, each other Transaction Document to which Buyer is, or is specified to be, a party, will be duly and validly executed by Buyer and delivered to Company and Seller on the Closing Date, and will constitute Buyer’s legal, valid and binding obligation, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

          4.4 Buyer: No Breach. Except as set forth on Schedule 4.4, the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Buyer do not and will not (a) violate or conflict with Buyer’s Certificate of Incorporation or Bylaws or, to the knowledge of Buyer, any Laws or directive, settlement, permit or license of any Governmental Authority to which Buyer is subject, or by which Buyer is bound, (b) (with or without giving notice or the lapse of time or both) breach or conflict with, constitute or create a default, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any contract, agreement, or other commitment to which Buyer is a party or by which Buyer may be bound, or (c) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Authority or third party.

          4.5 Brokers. No broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

          4.6 Board Approval. Buyer has provided Seller and Company with true and correct copies of all such board of directors proceedings relating to this Agreement and the transactions contemplated hereby, which are in full force and effect as of the date hereof and as of the Closing Date.

          4.7 Intentionally Omitted.

          4.8 Investment Intent. Buyer is acquiring the Stock for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and the rules and regulations issued pursuant thereto.

          4.9 Litigation. There is no litigation, proceeding (arbitral or otherwise), claim, action, suit, judgment, mediation, arbitration, decree, settlement, rule or order or investigation of any nature pending, or, to the knowledge of Buyer, threatened before any court, arbitrator or governmental or regulatory official, body or authority against Buyer, its directors or officers, that would challenge any of the transactions contemplated by this Agreement or any of the Transaction Documents.

          4.10 Buyer Financing. Buyer has sufficient cash, available lines of credit or other sources of available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

     5. COVENANTS

          5.1 Noncompetition. Seller and its Affiliates shall not, for a period of two (2) years following the Closing Date (computed by excluding from such computation any time during which Seller or an Affiliate is found by a court of competent jurisdiction to have been in violation of any provision of this Section 5.1), for any reason whatsoever, directly or indirectly, for themselves or on behalf of or in conjunction with any other Person, engage, as a shareholder, owner, partner, joint venturer, or in a managerial capacity, or as an independent contractor, consultant, advisor or sales representative, in the provision of services of the type previously provided or currently being provided by Company employees, on behalf of Company, to United States Government customers. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Seller from acquiring as an investment not more than two percent (2%) of the capital stock of a competing business whose stock is traded on a national securities exchange or market, or over-the-counter.

          5.2 Non-Solicitation by Seller after Closing. Seller and its Affiliates shall not, for a period of two (2) years following the Closing Date, call upon any person who is, at that time, an employee of Buyer or Company to solicit such employee away from or out of the employ of Buyer or Company, as the case may be; provided, however, that such restriction shall not apply to any solicitation directed at the public in general online or in publications available to the public in general, whether or not the individuals responding to such general solicitations were also individuals that Seller, Company or Buyer may have been acquainted with during the course of the transactions contemplated by this Agreement.

          5.3 Non-Solicitation by Buyer. Buyer and its Affiliates shall not, for a period of two (2) years following the execution of this Agreement, call upon any person who is, at that time an employee of Seller to solicit such employee away from or out of the employ of Seller; provided, however, that such restriction shall not apply to any solicitation directed at the public in general online or in publications available to the public in general, whether or not the individuals responding to such general solicitations were also individuals that Seller, Company or Buyer may have been acquainted with during the course of the transactions contemplated by this Agreement.

          5.4 Damages. Because of the difficulty of measuring economic losses to Seller, Buyer and/or Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to Seller, Buyer and/or Company for which it would have no other adequate remedy, Seller, Buyer and Company agree that in the event of a breach by one of the parties the non-breaching party may seek to enforce the foregoing covenants by injunctions and restraining orders.

          5.5 Reasonable Restraint. The parties agree that the foregoing covenants in Sections 5.1, 5.2, 5.3, and 5.4 impose a reasonable restraint on Seller, Company and Buyer, as the case may be, in light of the activities and business of the parties on the date of the execution of this Agreement.

          5.6 Severability; Reformation. The covenants in Sections 5.1, 5.2, 5.3, and 5.4 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant in this Agreement. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

          5.7 Materiality. Seller, Company and Buyer hereby agree that the covenants set forth in Sections 5.1, 5.2, 5.3, and 5.4 are a material and substantial part of the transactions contemplated by this Agreement.

          5.8 Confidentiality.

     (a) Seller recognizes and acknowledges that it has had in the past, currently has, and in the future may possibly have, access to certain confidential information of Company and Buyer, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Company’s and Buyer’s respective businesses. Seller agrees that, at all times, it will not disclose confidential information with respect to Company or Buyer to any Person for any purpose or reason whatsoever (except to authorized Representatives of Seller and to counsel and other advisors; provided, however, that such advisors (other than counsel) agree to the confidentiality provisions of this Section 5.8(a), unless (i) such information becomes known to the public generally through no fault of Seller, (ii) disclosure is required by Law or the order of any Governmental Authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party; and provided further, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, Seller shall, if possible, give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest such disclosure.

     (b) Buyer recognizes and acknowledges that it has had in the past, currently has, and in the future may possibly have, access to certain confidential information of Seller, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Seller’s business. Buyer agrees that, at all times, it will not disclose confidential information with respect to Seller to any Person for any purpose or reason whatsoever, (except to authorized Representatives of Buyer and to counsel and other advisors; provided, however, that such advisors (other than counsel) agree to the confidentiality provisions of this Section 5.8(b), unless (i) such information becomes known to the public generally through no fault of Buyer, (ii) disclosure is required by Law or the order of any Governmental Authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party; and provided further, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, Buyer shall, if possible, give prior written notice thereof to Seller and provide Seller with the opportunity to contest such disclosure.

     (c) The obligations of Seller, Company and Buyer to hold any information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

          5.9 Insurance. Seller shall take any action to cause the termination of the insurance policy insuring employee travel for a period of thirty (30) days following the Closing or until such policy is earlier terminated, replaced or renewed by Buyer.

          5.10 Cost Allowability. Except as set forth on Schedule 5.10, all Company costs (both direct and/or indirect) that have been, prior to Closing, charged to any Government Contract shall be allowable in accordance with applicable cost accounting standards. All costs (both direct and/or indirect) to be charged to Company by Seller or any of its Affiliates pursuant to any existing subcontract agreements shall be allowable in accordance with applicable cost accounting standards.

          5.11 Employee Benefits.

               (a) Effective immediately following the Closing Date, Buyer will provide to former employees of Company who accept offers of employment from Buyer (the "Rehired Employees”) and their dependents, employee benefits which are offered to current employees of Buyer through an employee benefit plan provided by Buyer (including, as applicable, sick pay and vacation pay).

               (b) In addition to the foregoing, (A) coverage under such Buyer employee benefit plans will be sufficient to eliminate any Liability of Company and Seller to the Rehired Employees and their dependents for any benefits under COBRA and (B) Buyer will assume all Company accrued vacation liabilities and sick leave liabilities of the Rehired Employees effective immediately following the Closing Date.

               (c) Effective immediately following the Closing Date, solely for purposes of eligibility and vesting under the employee benefit plans of Buyer providing benefits to Rehired Employees, Buyer will cause each such Rehired Employee to be credited with his or her years of service with Company (and any predecessor entities thereof) as of the Closing Date, to the same extent as such Rehired Employees were entitled, as of the Closing Date, to credit for such service under any similar Benefit Plan.

               (d) Effective immediately following the Closing Date, Buyer will waive any pre-existing condition limitation under any Employee Welfare Benefit Plan maintained by Buyer in which Rehired Employees and their eligible dependents participate (except to the extent that such pre-existing condition limitation would have been applicable as of the Closing Date under the comparable Employee Welfare Benefit Plans of Seller and Company).

               (e) Rehired Employees and their dependents shall neither participate in nor accrue benefits under any Seller sponsored Benefit Plans following the Closing Date, and Seller shall cause the participation of all Company employees and their dependents to cease effective immediately following the Closing Date or otherwise in accordance with such Benefit Plans (except where such action by Seller would be prohibited by applicable Laws or such Benefit Plans). Neither Company nor Buyer shall succeed to any Seller sponsored Benefit Plans, nor shall Company or Buyer be entitled to any assets of any Seller sponsored Benefit Plans.

               (f) Seller shall remain responsible for any Liabilities relating to any Terminated Employees or any Resigning Employees and their respective dependents for any benefits under COBRA and, subject to subsection (g) below, Seller shall be responsible for and pay, or cause Company to pay, on or prior to the Closing, any accrued and unused vacation pay or sick leave and severance payments or other bonus due to any Terminated Employees or Resigning Employees in accordance with plan terms.

               (g) Buyer shall reimburse Seller for any accrued and unused vacation pay, sick leave or bonus payments paid to each Resigning Employee who delivers to Company a written resignation to the effect that Buyer’s purchase of the Stock, the associated change of control of Company being effected by the transactions contemplated by this Agreement, and/or the position, benefits or salary being offered to such Resigning Employee by Buyer, is the reason for such resignation, in each case within fifteen (15) days of Seller providing satisfactory evidence of such payments and written resignations to Buyer.

          5.12 Use of Identix Name.

               (a) Within thirty (30) days after Closing, other than pursuant to the limited license granted pursuant to the Reseller Agreement and pursuant to this subsection (a), Buyer and its Affiliates (including Company) shall cease representing Buyer or any of its Affiliates as an entity bearing the name, and shall cease using the name, “Identix” or “Anadac,” including in any designs and logos or any other trademarks, service marks, trade dress, trade names or brand names, in any form or spelling, on any advertising, signage, stationery, business cards, checks, purchase orders or acknowledgments, customer agreements, other contracts or business documents or any other item included in the Assets or located at the Leased Premises; provided, however, that Buyer may resell certain products pursuant to the Reseller Agreement. Immediately following Closing, Buyer shall cause Company to change its name to a name that does not include “Identix” (but which may include “Public Sector,” provided that the name otherwise bears no resemblance to the name of Seller). Notwithstanding the foregoing, Seller hereby grants Company, effective upon Closing, a license to use the “Identix” and “Anadac” names, trademarks, service marks, trade names and brand names, including “Identix Public Sector,” and “IPS,” and any formulations thereof (collectively the “Marks”) for the purpose of (i) performing and administering (e.g., billing, invoicing and payment) the existing Government Contracts, (ii) entering into and administering subcontracts and other vendor relations with respect to the Government Contracts, (iii) any other incidental use of the Marks as necessary for conducting the business of Company, for example, in connection with expressing corporate experience or demonstrating corporate qualifications, or as a corporate name for required filings and disclosures, for phone listings and customer service and (iv) taking any and all actions necessary to, and executing any documents necessary in connection with Buyer’s efforts to, seek and effect a name change and/or novation of each of the existing Government Contracts. Such license shall continue until the earlier to occur that Buyer has effected a name change or novation (whichever occurs first) of each Government Contract including all required Governmental Approvals. Buyer agrees to use its best efforts to obtain such name changes and novations as expeditiously as possible and shall advise Seller when all such name changes and novations, as the case may be, have occurred.

               (b) Upon the Closing and for a period of three (3) years thereafter, Seller and its Affiliates will not represent Seller or any of its Affiliates as an entity bearing the name, and shall not use the name, “Identix Public Sector,” including in any designs and logos or any other trademarks, service marks, trade dress, trade names or brand names, in any form or spelling, on any advertising, signage, stationery, business cards, checks, purchase orders or acknowledgments, customer agreements, other contracts or business documents or any other item; provided, however, that Seller may deplete existing, non-Company specific stocks of such items and may refer to Company’s historical affiliation with Seller in filings with any Governmental Authority or otherwise.

          5.13 Public Announcements. Promptly after execution of this Agreement, Seller and Buyer shall issue a joint press release or separate press releases relating to this Agreement, in either case, to be prepared jointly by Seller and Buyer. Thereafter, Seller and Buyer shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereunder and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or the rules and regulations of, or any listing agreement with, any national or international securities exchange.

          5.14 Relocation of Seller’s Personnel. In connection with the Identix Sublease Agreement to be entered into by and between Buyer and Seller as of the Closing Date, Seller agrees to relocate its personnel to the first floor of the 3975 Fair Ridge Drive, Fairfax, Virginia, office space as soon as reasonably possible after all Company employees have been relocated following the Closing, and in no event later than fifteen (15) days thereafter. Seller further agrees to pay any moving and reconfiguring costs associated with such move, excluding the reconfiguration of the office space to be occupied by LDS.

          5.15 License for Software. Seller hereby grants to Buyer and Company, effective as of the Closing Date, a royalty-free license to use the fingerprint identification and access software and system for entry into the property at 3975 Fair Ridge Drive, Fairfax, Virginia for so long as Buyer or Company maintains offices at such location.

          5.16 Post-Closing Receipts; Cash of Company. In the event that any party after the Closing Date receives any funds properly belonging to another party in accordance with the terms of this Agreement, the receiving party will promptly so notify such other party in writing as to the date of receipt and the amount of funds received, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, together with any interest earned thereon (for each day in excess of five (5) days that such funds are in the possession of the receiving party without having been delivered to the other party), to an account or accounts designated in writing by such other party. In accordance with the foregoing, the parties acknowledge and agree that (a) Company has distributed all or substantially all of its cash and cash equivalents to Seller as of or prior to the date of this Agreement and that any cash deposits remaining in a lockbox or other bank account held by or on behalf of Company at the Effective Time shall be the property of Seller and, to the extent any such lockbox or bank account is not held by Seller, the amounts on deposit therein shall be held in trust by Buyer and Company for the benefit of Seller and promptly delivered after the Closing, together with any interest earned thereon (for each day in excess of five (5) days that such funds are in the possession of the receiving party without having been delivered to the other party), by Buyer to an account or accounts designated in writing by Seller, (b) all payments received by Seller after the Effective Time that are intended for Company or to which Company is otherwise entitled shall be the property of Buyer and/or Company (whether or not such payment related to accounts receivable that should have been paid before the Effective Time) and (c) all accounts payable due as of or prior to the date of this Agreement reflect the obligation of Company prior to the Effective Time (but to the extent any such accounts payable remain unpaid as of the Effective Time, they shall reflect the obligation of Company and/or Buyer, but not Seller, and Company and/or Buyer, but not Seller shall be solely responsible for and obligated to pay such payables).

               5.17 Email Forwarding. Following its receipt of destination email addresses from Buyer, and for a period of One Hundred Eighty (180) days thereafter, Seller agrees promptly to forward to Buyer, using Buyer’s email address “@alionscience.com” or as otherwise directed by Buyer, all email messages received by Seller that were addressed to any of the Rehired Employees.

     6. CONDITIONS TO BUYER’S OBLIGATIONS. There are no conditions to the obligation of Buyer to consummate this Agreement and the Closing of the transactions contemplated hereunder and, to the knowledge of Buyer, neither Seller nor Company is in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement or in any of the exhibits hereto.

     7. CONDITIONS TO COMPANY’S AND SELLER’S OBLIGATIONS. There are no conditions to the obligation of Seller or Company to consummate this Agreement and the Closing of the transactions contemplated hereunder and, to the knowledge of Seller or Company, Buyer is not in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement or in any of the exhibits hereto.

     8. CLOSING.

          8.1 Timing. By mutual agreement of the parties, the Closing may take place by conference call and telecopy with exchange of original signatures by overnight mail; provided, however, that the cashier’s checks or certified checks to be delivered in accordance with Section 2.1 shall be hand delivered at Closing by a representative of Buyer to a representative of Seller. To the extent permitted by Law and GAAP, notwithstanding anything in Section 2.2 hereof to the contrary, solely for tax and accounting purposes, the effectiveness of the consummation of the transactions contemplated by this Agreement shall be as of midnight E.S.T. following the Closing (the “Effective Time”).

     9. CLOSING DOCUMENTS.

          9.1 Closing Documents to be Delivered by Company and Seller. Concurrent with the execution of this Agreement, Company and Seller shall have delivered to Buyer:

               (a) certificates representing the Stock, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in form acceptable for transfer on the books of Company;

               (b) the stock book, stock ledger, minute book and corporate seal, if any, of Company;

               (c) copies of resolutions of Company’s and Seller’s Boards of Directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and of Company’s Articles of Incorporation and Bylaws, as amended, certified by Company’s corporate secretary;

               (d) in form and substance satisfactory to Buyer, the consents, Permits, waivers, approvals or notices required for each of the Contracts (including Government Contracts and Leases) for which the consent, Permit, waiver or other approval of, or giving of notice to, a third party is required in order for such Contract to continue in effect following the Closing on the same terms as in effect on the date hereof (including, without limitation, those listed on Schedule 3.13(b), Schedule 3.33(a) or Schedule 3.22 hereto), without modification of any material provision of any such Contract;

               (e) in form and substance satisfactory to Buyer, the consents, Permits, approvals and waivers of any Governmental Authority required on the part of Seller or Company in order for the parties to consummate the transactions contemplated hereby;

               (f) letters of resignation to Company, effective as of the Closing Date, from each director of Company;

               (g) documentation evidencing the sale or transfer of all of the stock of LDS to Seller;

               (h) an executed counterpart of the agreement providing Buyer and Company the right to purchase and resell certain products of Seller to the United States Government, in the form attached hereto as Exhibit C (the "Reseller Agreement”);

               (i) an executed counterpart of the sublease agreement by and between Seller and Buyer, in the form attached hereto as Exhibit D (the "Identix Sublease Agreement”), for the sublease of 12,200 square feet of office space located at 3975 Fair Ridge Drive, South Building, Fairfax, Virginia;

               (j) an executed counterpart of the sublease agreement by and between LDS and Buyer, in the form attached hereto as Exhibit E (the “LDS Sublease Agreement”), for the sublease of 3,600 square feet of office space located at 3975 Fair Ridge Drive, South Building, Fairfax, Virginia;

               (k) an executed counterpart of the Assignment of Sublease Agreement between Company and Buyer, in the form attached hereto as Exhibit F (the "WAMU Sublease Assignment”), relating to the sublease of approximately 26,416 square feet of office space located at 3975 Fair Ridge Drive, South Building, Fairfax, Virginia;

               (l) an executed counterpart of the Assignment of Lease between Company and Buyer, in the form attached hereto as Exhibit G (the “Assignment of Master Lease”), relating to the lease of office space located at 3975 Fair Ridge Drive, South Building, Fairfax, Virginia;

               (m) the written consent(s) of BRIT-FIFTY WEST, LLC, in form and substance satisfactory to Buyer, to the Identix Sublease Agreement, the LDS Sublease Agreement, the WAMU Sublease Assignment and the Assignment of Master Lease, and a written estoppel certificate from such Lessor/Landlord, in the form attached hereto as Exhibit H (the “Estoppel Certificate”), to the effect that Company is not in default under the Master Lease as of the date of such certificate;

               (n) an executed counterpart of the agreement by and between Seller and Buyer for the provision of support services to Seller, in the form attached hereto as Exhibit I (the “Identix Support Services Agreement”);

               (o) an executed counterpart of the agreement by and between LDS and Buyer for the provision of support services to LDS, in the form attached hereto as Exhibit J (the “LDS Support Services Agreement”);

               (p) certificates from the Commonwealth of Virginia and from each jurisdiction where Company is qualified to do business as a foreign corporation, dated no earlier than twenty (20) days prior to the date of this Agreement, as to the good standing of Company in such jurisdictions;

               (q) such documentation, in form and substance satisfactory to Buyer, as will confirm (i) that all payments made by or on behalf of Advanced Resources Technologies, Inc. or any successor thereto under that certain Settlement Agreement between ARTI and Company (under the name “ANADAC, Inc.”) relating to ARTI Contract No. N00174-00-D-0019 shall, upon and following Closing, be made directly to an account designated by Buyer and (ii) that any payment received by Seller or any Affiliate of Seller in connection with such Settlement Agreement upon and following Closing shall be held in trust for, and promptly remitted to, Buyer; and

               (r) an executed counterpart of the agreement by and between LDS and Buyer for the provision of certain accounting services to LDS, in the form attached hereto as Exhibit K (the “LDS Accounting Services Agreement”).

          9.2 Closing Documents to be Delivered by Buyer. Concurrent with the execution of this Agreement, Buyer shall have delivered to Seller:

               (a) copies of resolutions of Buyer’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and of Buyer’s Certificate of Incorporation and Bylaws as amended, certified by Buyer’s corporate secretary;

               (b) an executed counterpart of the Reseller Agreement;

               (c) an executed counterpart of the Identix Support Services Agreement;

               (d) an executed counterpart of the LDS Support Services Agreement;

               (e) an executed counterpart of the Identix Sublease Agreement;

               (f) an executed counterpart of the LDS Sublease Agreement; and

               (g) an executed counterpart of the LDS Accounting Services Agreement; and

               (h) the consents, Permits, waivers, approvals and notices of any Governmental Authority required on the part of Buyer in order for the parties to consummate the transactions contemplated hereby.

          9.3 Intentionally Omitted.

          9.4 Other Closing Documents and Actions. The parties will also execute such other documents and perform such other acts, before and after the Closing Date, as may be necessary for the implementation and consummation of this Agreement.

     10.  INTENTIONALLY OMITTED.

     11.  INDEMNIFICATION.

          11.1 Indemnification by Seller. Seller shall indemnify and hold Buyer and its Affiliates and each of their respective shareholders, trustees, directors, officers, employees and agents (collectively, the “Buyer Parties”) harmless against and from and in respect of any and all Losses which are incurred by virtue of or result from (a) (i) the inaccuracy in or breach of any representation or warranty made by Seller or Company in this Agreement (as modified by the Disclosure Schedules attached hereto, but not an inaccuracy in or breach of any statement made in the Disclosure Schedules themselves) or (ii) the non-fulfillment by Seller or Company of any covenant or agreement, in each case as contained in this Agreement or in any of the Transaction Documents or in any document or instrument delivered at the Closing pursuant hereto or thereto, (b) Company’s ownership of LDS, (c) the failure of Washington Mutual Bank, FA, to make any payment required under that certain Amended and Restated Sublease Agreement dated November 26, 2002, as amended as of the date hereof; provided, however, that if and to the extent that Seller becomes obligated to indemnify the Buyer Parties pursuant to this subsection (c), Buyer shall take all actions reasonably requested by Seller to assign to Seller, upon Seller’s satisfaction of such indemnification obligations, all of Buyer’s (or any of its Affiliates’) rights under such sublease to receive such corresponding payment(s) from Washington Mutual Bank, FA, such that Seller will thereafter be entitled to pursue any and all contribution, collection or other actions or remedies against Washington Mutual Bank, FA in connection with such corresponding payment(s), (d) the failure of Company to terminate the Terminated Employees in accordance with Section 12.4 below, or (e) the successful enforcement by the Buyer Parties’ of their indemnification rights provided for hereunder.

          11.2 Indemnification by Buyer. Buyer agrees to indemnify and hold Seller, its Affiliates and each of their respective shareholders, trustees, directors, officers, employees and agents (collectively, the “Seller Parties”) harmless against and from and in respect of any and all Losses which are incurred by virtue of or result from (a) (i) the inaccuracy in or breach of any representation or warranty made by Buyer or, (ii) the non-fulfillment or breach of any covenant or agreement, in each case as made by or on behalf of Buyer in this Agreement or in any of the Transaction Documents or in any document or instrument delivered at the Closing pursuant hereto or thereto, (b) the performance or non-performance after Closing of any Contract, the termination of employment of any employee of Company effective following the Effective Time (including the payment or failure to pay any accrued and unused vacation pay or sick leave or severance payments or other bonus due to such employees) or any other issue that arises or relates to the ownership or operation of Company, any act or omission of Company (which acts or omissions shall not include the exercise by any Person of its rights under or in respect of this Agreement or any other agreement entered into in connection with this Agreement) following the Closing, (c) excluding payment of any accrued and unused vacation pay or sick leave or other bonus to any Resigning Employees reimbursable by Buyer to Seller pursuant to Section 5.11(g), all liabilities and obligations that may arise in connection with allegations of wrongful or constructive termination by Company of the Terminated Employees and Resigning Employees, including, but not limited to, any and all claims, suits, actions, arbitrations or other legal or quasi-legal proceedings filed or initiated with any Governmental Authority or with Seller or Company, including, but not limited to, the fees, costs and expenses of defending any and all such actions, and (d) the successful enforcement by the Seller Parties of their indemnification rights provided for hereunder.

          11.3 Survival. All representations and warranties of the parties hereto contained in this Agreement, the Transaction Documents or in any document or instrument delivered at the Closing pursuant hereto or thereto shall survive for two (2) years following the execution and delivery hereof, except for the representations and warranties made in Sections 3.41 and 3.42, which shall survive indefinitely, and the representations and warranties relating to Tax matters and ERISA, contained in Sections 3.17 and 3.19, respectively, which shall survive until the expiration of any applicable statute of limitations, including any extensions or tolling of such statute of limitations, and then, in the case of all representations and warranties, only to the extent that the party asserting a claim shall have given notice of such claim to the other party on or prior to the end of such applicable survival period. Except as otherwise expressly provided herein, the covenants and agreements contained in this Agreement shall survive for two (2) years following the execution and delivery hereof and the consummation of the transactions contemplated hereby, and then only to the extent that the party asserting a claim shall given notice of such claim to the other party on or prior to the end of such applicable survival period. Notwithstanding the fact that any Person may have the right to assert claims for indemnification or reimbursement under or in respect of more than one provision of this Agreement (including without limitation Section 2.4 hereof) or any other agreement entered into in connection with this Agreement in respect of any fact, event, condition or circumstance, no Person shall be entitled to recover the amount of any adverse consequences suffered by such Person more than once under all such agreements in respect of such fact, event, condition or circumstance.

          11.4 Certain Limitations on Indemnification Obligations. Notwithstanding anything else in this Agreement to the contrary:

               (a) Neither the Buyer Parties nor the Seller Parties, as applicable, shall be entitled to receive any indemnification as set forth in Sections 11.1 and 11.2, until the aggregate amount of all Losses incurred by such party seeking indemnification exceeds One Hundred Twenty-Five Thousand Dollars ($125,000) (the “Deductible Amount”), after which, such party shall only be entitled to receive indemnification payments for the amount of such indemnifiable Losses in excess of the Deductible Amount.

               (b) The maximum aggregate amount of indemnification payments payable by each of the Buyer Parties or Seller Parties under Section 11 shall not exceed Two Million One Hundred Twenty-Five Thousand Dollars ($2,125,000) (the "Cap Amount”). In the event that the Buyer Parties or Seller Parties, as applicable, have incurred any indemnifiable Losses in excess of any applicable Deductible Amount, upon written notice thereof to the indemnifying party describing the amount of and basis for such Loss, the parties will attempt in good faith to reach an agreement as to any matters or amounts in dispute. If the authorized parties of each of Buyer and Seller, notwithstanding such good faith effort, fail to resolve all matters in dispute within thirty (30) days after an indemnified party notifies the indemnifying party of the Losses incurred thereby, then either party may be submit the disputed matters to an independent mediator selected by Buyer and Seller if the other party consents to such mediation, which mediator will, for a period of not more than sixty (60) days, attempt to assist the parties to resolve all disputes in connection with such matter. Notwithstanding anything to the contrary contained in this Section 11.4(b), at any time before, during or after the procedures described above, an indemnified party may bring a claim on account of a Loss with an appropriate Governmental Authority pursuant to the terms of this Agreement.

               (c) Notwithstanding the limitations set forth in Sections 11.3 and subsections (a) and (b) of this Section 11.4, in the case of Losses resulting from (i) any fraudulent misrepresentation contained herein or in any other Transaction Documents, the time periods for indemnification shall commence running upon the discovery of such fraudulent misrepresentation and each party’s indemnification obligation shall not be subject to the Deductible Amount or limited by the Cap Amount, (ii) the Washington Mutual Bank, FA indemnification described in Section 11.1(c), Seller’s indemnification shall not be subject to the Deductible Amount or limited by the Cap Amount, and the time periods for indemnification shall commence running upon the discovery of such failure to make adequate payment by Washington Mutual Bank, FA or (iii) breach by Seller of its representation in the last sentence of Section 3.19(g) hereof, Seller’s indemnification shall not be subject to the Deductible Amount or limited by the Cap Amount.

          11.5 Defense of Claims. In the case of any claim for indemnification under Section 11.1 or 11.2 arising from a claim of a third party (including the IRS or any Governmental Authority), promptly upon receipt of notice or any knowledge of such claims, and in no case later than ten (10) days thereafter, an indemnified party shall give written notice, to the indemnifying party of any claim, suit or demand of which such indemnified party has knowledge and as to which it may request indemnification hereunder. The failure to give such notice shall not relieve the indemnifying party of its indemnification obligations hereunder, except to the extent that the indemnifying party is actually harmed thereby. The indemnifying party shall have the right upon written notice to the indemnified party within thirty (30) days, after receipt of a request for indemnification from such party to defend and to direct the defense against any such claim, suit or demand, in its name and at its expense, and with counsel selected by the indemnifying party unless such claim, suit or demand seeks an injunction or other equitable relief against the indemnified party. If the indemnifying party elects to compromise or defend such claim, the indemnified party shall, at the request and expense of the indemnifying party, cooperate in the defense of such claim, suit or demand. If the indemnifying party elects not to pay, compromise or defend such claim or fails to notify or inform the indemnified party of its election as herein provided following a request therefrom, the indemnified party may pay, compromise or defend such claim. Except as set forth in the immediately preceding sentence, the indemnifying party shall have no indemnification obligations with respect to any such claim, suit or demand that is settled by the indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, the indemnified party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor shall it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the indemnified party or where any delay in payment would have a Material Adverse Effect on the indemnified party. The indemnifying party’s right to direct the defense shall include the right to compromise or enter into an agreement settling any claim by a third party; provided that no such compromise or settlement shall obligate the indemnified party to agree to any settlement which requires the taking of any action by the indemnified party other than the delivery of a release, except with the consent of the indemnified party (such consent not to be unreasonably withheld or delayed). Except as expressly provided herein to the contrary, the indemnified party shall have the right to participate at its sole cost and expense in the defense of any claim, suit or demand with counsel selected by it subject to the indemnifying party’s right to direct the defense. The fees and disbursements of such counsel shall be at the expense of the indemnified party.

          11.6 Non-Third Party Claims. Any claim which does not arise out of or result in a third party claim shall be asserted by written notice to the other party or parties pursuant to Section 16 of this Agreement within thirty (30) days after an indemnified party has any knowledge of a Loss. The recipient of such notice shall have a period of sixty (60) days after receipt of such notice within which to respond thereto. If the recipient does not respond within such sixty (60) day period, the recipient shall be deemed to have accepted responsibility for the Losses set forth in such notice and shall have no further right to contest such Losses. If the recipient responds within such sixty (60) days after the receipt of the notice and rejects such claim in whole or in part, the party delivering such notice shall be free to pursue such remedies as may be available to it under Section 11 of this Agreement.

          11.7 Tax Treatment. Unless otherwise required by applicable Law, all indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no party shall take any position inconsistent with such characterization.

          11.8 No Right of Contribution. Seller shall have no right to seek contribution from Company or Buyer with respect to all or any part of any of Seller’s indemnification obligations under Section 11.

          11.9 Mitigation. Each indemnified party shall have an obligation to mitigate Losses under this Agreement, and to that end each party shall use its reasonable best efforts and shall consult and cooperate with the other with a view towards mitigating Losses that may give rise to claims for indemnification under Section 11.

          11.10 Reduction of Liability. With respect to any Losses required to be indemnified pursuant to this Agreement, so long as the indemnifying party has complied with its indemnification obligations with respect thereto (a) to the extent available, the indemnified party shall assign to the indemnifying party any applicable proceeds under any warranty, insurance policy, litigation or settlement which covers the matter which is the subject of the indemnification (but only to the extent of indemnification actually paid by the indemnifying party) and shall take reasonable steps to ensure that the indemnifying party obtains the benefits of such warranty, policy, litigation or settlement, including providing any notices as required under such warranty, policy, litigation or settlement and (b) if the indemnified party receives proceeds on account of such warranty, insurance policy, litigation or settlement with respect to any Losses paid by the indemnifying party, then the indemnified party shall reimburse the indemnifying party in an amount equivalent to such proceeds up to the amount actually paid by the indemnifying party.

     12. POST CLOSING MATTERS. The parties agree as follows with respect to the period following the Closing Date:

          12.1 Cooperation. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 11 hereof). Seller acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of and Seller will provide to Buyer all documents, books, records (including Tax records), agreements, corporate minute books and financial data of any sort relating to Company. Without limitation of the foregoing, (a) Buyer agrees to use its best efforts to have Seller released (whether by a replacement letter of credit or guaranty obligating Buyer, some other manner of credit support, or otherwise) from Seller’s obligations under those certain letters of credit with respect to Company’s leasehold obligations at 300 M Street, S.E., Washington, D.C. and Company’s equipment lease obligations under the “Stamford equipment lease,” as each is more particularly described at Schedule 3.9 (items 4 and 5 thereunder, respectively) attached hereto, as soon as possible after the Closing Date, and Buyer shall cause Seller so to be released in no event later than 30 days after the Closing Date, and (b) Seller agrees to use its best efforts to have Company released (whether by a replacement letter of credit or guaranty obligating

Buyer, some other manner of credit support, or otherwise) from Company’s obligations under that certain letter of credit in favor of Travelers Casualty and Surety Company of America, as more particularly described at Schedule 3.9 (item 1 thereunder) attached hereto, as soon as possible after the Closing Date, and Seller shall cause Company so to be released in no event later than 30 days after the Closing Date.

          12.2 Litigation Support. In the event and for so long as any party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement other than a dispute among the parties to this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that existed on or prior to the Closing Date involving Company, each of the other parties will cooperate with such party and such party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 11 hereof).

          12.3 Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Company from maintaining the same business relationships with Company after the Closing as it maintained with Company prior to the Closing. Seller will refer all customer inquiries relating to the business of Company to Company and/or Buyer from and after the Closing.

          12.4 Termination of Certain Employees. On the Closing Date, immediately following the Closing and concurrent with the employee meetings and presentations contemplated by Buyer to occur at or around 9:00 a.m. E.S.T. on the Closing Date, Company shall terminate the employment of those individuals listed on Schedule 12.4 (the “Terminated Employees”) effective as of the close of business on the Closing Date and, subject to Buyer’s reimbursement obligation with respect to certain Resigning Employees under Section 5.11(g) hereof, Seller shall cause Company to pay all accrued and unused vacation pay or sick leave and severance payments or other bonus due to any Terminated Employees or Resigning Employees that arise by reason of such terminations and/or resignations in accordance with plan terms.

          12.5 Books and Records. Each party agrees that it will reasonably cooperate with and make available (or cause to be made available) to the other party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained, remaining in existence or continuing to be employed after the Closing Date which are necessary or useful in connection with any Tax inquiry, audit, or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose (a “Permitted Use”). The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such books and records, information or employees. All information received pursuant to this Section 12.5 shall be kept confidential by the party receiving it, except to the extent that disclosure is required by Law or is otherwise reasonably necessary in connection with any Permitted Use.

          12.6 Intentionally Omitted

          12.7 Taxes.

               (a) Tax Matters for Periods Ending on or Before the Closing Date. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Any Tax Returns filed pursuant hereto must be consistent with the calculation of Working Capital. No later than ten (10) days prior to filing, Seller shall deliver to Buyer all such Tax Returns and any related work papers and shall permit Buyer to review and comment on each such Tax Return and shall make such revisions to such Tax Returns as are reasonably requested by Buyer. Seller shall timely pay to the appropriate taxing authority any Taxes of Company with respect to such periods to the extent such Taxes were not included as a Liability on the Closing Date Balance Sheet. The costs, fees and expenses related to the preparation of such Tax Returns shall be estimated and accrued as a Liability of Company for purposes of the Closing Date Balance Sheet and shall be payable by Company.

               (b) Periods Beginning Before and Ending After the Closing Date. To the extent that any Tax Returns of Company relate to any Tax periods which begin before the Closing Date and end after the Closing Date, Buyer shall prepare or cause to be prepared in a manner consistent with the prior Tax Returns of Company (to the extent such positions are permissible under applicable Tax Laws) and file or cause to be filed any such Tax Returns. Buyer shall permit Seller to review and comment on each such Tax Return described in the preceding sentence at least ten (10) days prior to filing such Tax Returns and shall make such revisions to such Tax Returns as are reasonably requested by the Seller. Any Taxes of Company with respect to the portion of such period ending on the Closing Date, to the extent such Taxes were not included as a Liability on the Closing Date Balance Sheet, shall be paid in cash by Seller. The costs, fees and expenses related to the preparation of such Tax Returns shall be paid by Buyer or Company. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes but does not end on the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Company.

               (c) Cooperation on Tax Matters.

          (i) Buyer, Company, and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 12.7 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the return and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Company and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to Company relating to any taxable period ending on or before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Company or Seller, as the case may be, shall allow the other party to take possession of such books and records.

          (ii) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

               (d) Tax Sharing Agreements. All Tax Sharing Agreements or similar agreements with respect to or involving Company, other than those set forth in this Agreement shall be terminated as of the Closing Date and, after the Closing Date, Company shall not be bound thereby or have any Liability thereunder.

               (e) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transaction contemplated by this Agreement shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, Seller will join in the execution of any such Tax Returns and other documentation.

     13. EXPENSES. Except as otherwise expressly set forth elsewhere in this Agreement, Buyer shall bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement, including, without limitation, any related broker’s or finder’s fees, and each of Company and Seller shall bear its respective legal and other fees and expenses incurred in connection with their negotiating, executing and performing this Agreement, including, without limitation, any related broker’s or finder’s fees, for periods on or before the Closing Date in accordance with Section 2.6; provided, however, that to the extent any such costs and expenses have been incurred but not yet paid for by Company, they are fully reflected in the calculation of Working Capital. Seller shall bear its own legal and other fees and expenses incurred in connection with this Agreement after the Closing, including, without limitation, any related broker’s or finder’s fees, subject to the provisions of this Agreement.

     14. FURTHER ASSURANCES. From time to time at or after the Closing Date, at the request of the other, Buyer and Seller each will execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such actions as the other reasonably may request in order to consummate, complete and carry out the transactions contemplated hereby, including the execution and delivery of such instruments and agreements as may be reasonably necessary or advisable to fully effect the transfer of the Stock to Buyer. Without limiting the foregoing, Seller agrees that in the event Buyer determines that it is required under any Laws to prepare and/or include in any filings audited financial statements for Company, Seller shall, at Buyer’s expense, cooperate with and make available to Buyer and its independent accountants and representatives all information, records, data and independent accountants’ working papers, and permit such access to its facilities and personnel, as may be reasonably requested by Buyer in connection with the preparation of such financial statements.

     15. AMENDMENT; BENEFIT AND ASSIGNABILITY. This Agreement may be amended only by the execution and delivery of a written instrument by Company, Seller and Buyer. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person or entity shall have any right (whether third party beneficiary or otherwise) hereunder. This Agreement may not be assigned by any party without the prior written consent of the other parties; provided, however, that Buyer may assign all or any portion of this Agreement to any Affiliate of Buyer, provided that no such assignment shall relieve Buyer of any of its payment, performance or other obligations or Liabilities hereunder.

     16. NOTICES. All notices, demands and other communications pertaining to this Agreement (“Notices”) shall be in writing addressed as follows:

If to Seller or
Company:	Identix Incorporated
5600 Rowland Road
Minnetonka, Minnesota 55343
Attention: Mark S. Molina

with a copy to:	Jenner & Block LLP
601 Thirteenth Street, N.W.
Washington, D.C. 20005
Attention: Leslie H. Lepow

If to Buyer:	Alion Science and Technology Corporation
1750 Tysons Boulevard, Suite 1300
McLean, Virginia 22102
Attention: Manik K. Rath

With a copy to:	Venable LLP
8010 Towers Crescent Drive
Vienna, Virginia 22182
Attention: Joseph C. Schmelter

Notices shall be deemed given three (3) business days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, or on the first business day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery. Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.

     17. WAIVER. Unless otherwise specifically agreed in writing to the contrary: (i) the failure of any party at any time to require performance by the other of any provision of this Agreement shall not affect such party’s right thereafter to enforce the same; (ii) no waiver by any party of any default by any other shall be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver shall be taken or held to be a waiver by such party of any other preceding or subsequent default; and (iii) no extension of time granted by any party for the performance of any obligation or act by any other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

     18. ENTIRE AGREEMENT. This Agreement (including the Schedules, Exhibits and Disclosure Schedules hereto, which are incorporated by reference herein) and the Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements between the parties (written or oral) with respect to the subject matter hereof.

     19. COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument. Facsimiles of signatures shall be deemed to be originals.

     20. CONSTRUCTION. The headings of the Sections of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement.

     21. EXHIBITS AND DISCLOSURE SCHEDULES. The Exhibits and Disclosure Schedules to this Agreement are a material part of this Agreement.

     22. SEVERABILITY. In case any one or more of the provisions contained in this Agreement is held by a Governmental Authority to be invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

     23. CHOICE OF LAW. This Agreement is to be construed and governed by the internal Laws of the Commonwealth of Virginia, without regard to the conflicts of Laws principles thereof. Buyer, Company and Seller irrevocably agree that any legal action or proceeding arising out of or in connection with this Agreement may be brought in any state or federal court having jurisdiction over Fairfax County, Commonwealth of Virginia or the Eastern

District of Virginia and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, that any claim is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and in accordance with the above agreements, hereby agrees not to challenge such jurisdiction or venue.

     24. COUNSEL. Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including but not limited to any rule of Law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision.

     25. REMEDIES. Except as specifically set forth in this Agreement, any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other contract or agreement. Any such party will be entitled to (i) enforce such rights specifically, without posting a bond or other security, and (ii) subject to the terms and limitations contained in Section 11, recover damages by reason of a breach of any provision of this Agreement.

(SIGNATURE PAGE FOLLOWS)

     IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

BUYER:

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:	/s/ John M. Hughes Name: John M. Hughes Title: Senior Vice President and CFO

COMPANY:

IDENTIX PUBLIC SECTOR, INC.

By:	/s/ Linda N. Howard Name: Linda N. Howard Title: President, Identix Public Sector, Inc.
SELLER:

IDENTIX INCORPORATED

By:	/s/ Joseph J. Atick Name: Joseph J. Atick Title: President and CEO